UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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FEDERAL SIGNAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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1415 West 22nd Street
Oak Brook, Illinois 60523

Notice of Annual Meeting of Stockholders
To Be Held on April 28, 2015

To the Stockholders of Federal Signal Corporation:
The Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”), a Delaware corporation, will be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523 on Tuesday, April 28, 2015, at 8:30 a.m., local time, for the following purposes:

•	To elect eight directors;

•	To approve, on an advisory basis, the compensation of our named executive officers (“NEOs”);

•	To approve the Federal Signal Corporation 2015 Executive Incentive Compensation Plan;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015; and

•	To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
The Board of Directors of Federal Signal Corporation (the “Board”) has fixed the close of business on March 2, 2015 as the record date for the meeting. Only stockholders of record on the record date are entitled to receive notice of, and to vote at, the Annual Meeting (or any adjournment(s) or postponement(s) of the Annual Meeting).
The Board recommends that you vote “FOR” the nominees for director proposed by the Board, “FOR” the advisory approval of the Company’s NEO compensation, “FOR” approval of the Federal Signal Corporation 2015 Executive Incentive Compensation Plan and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015.
Stockholders of record on the record date will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). The Notice of Internet Availability, first mailed on March 18, 2015, contains instructions on how to access the proxy statement, this notice and our 2014 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable.
To vote, please follow the instructions in the Notice of Internet Availability or the proxy materials if you received printed copies. If you vote by telephone or Internet, you do not need to return a proxy card. If you are present at the meeting, you may vote your shares in person. If you hold your shares through a broker or other custodian, please check the voting instructions provided to you by that broker or custodian.
YOUR VOTE IS IMPORTANT! Whether or not you expect to attend the meeting, please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting and save the extra expense of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option. If you have any questions or need assistance in voting your shares of our common stock, please call the Corporate Secretary at (630) 954-2008 or email us at info@federalsignal.com.

By order of the Board of Directors,

JENNIFER L. SHERMAN, Corporate Secretary
March 18, 2015

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting. This summary does not contain all of the information that you should consider before voting.
GENERAL INFORMATION
Stock Symbol: FSS
Stock Exchange: New York Stock Exchange (“NYSE”)
Registrar and Transfer Agent:  Computershare Limited
State and Year of Incorporation:  Founded in 1901 and reincorporated in Delaware in 1969
Corporate Headquarters:  1415 West 22nd Street, Suite 1100, Oak Brook, Illinois 60523
Corporate Website:  www.federalsignal.com
ANNUAL MEETING
Time and Date: 8:30 a.m., local time, on Tuesday, April 28, 2015
Place:  Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523
Record Date:  March 2, 2015
Common Shares Outstanding on Record Date: 62,735,537
Voting:  Each share of our common stock is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting
ITEMS TO BE VOTED ON AND BOARD RECOMMENDATIONS

Item		Board Recommendations	Page
Proposal 1	Election of Eight Directors	For all nominees	9
Proposal 2	Advisory Vote to Approve our Named Executive Officer Compensation	For	46
Proposal 3	Approval of the Federal Signal Corporation 2015 Executive Incentive Compensation Plan	For	49
Proposal 4	Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for Fiscal Year 2015	For	56
Transact any other business that may properly come before the Annual Meeting or adjournments or postponements thereof.
PROPOSAL 1: ELECTION OF EIGHT DIRECTORS
DIRECTOR NOMINEES

Name	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
James E. Goodwin	70	2005	Chairman, Federal Signal Corporation	Yes		✓	✓
Paul W. Jones	66	1998	Former Executive Chairman and Chief Executive Officer (“CEO”), A. O. Smith Corporation	Yes		✓	Chair
Bonnie C. Lind	56	2014	Sr. Vice President, Chief Financial Officer (“CFO”) and Treasurer, Neenah Paper, Inc.	Yes	✓
Dennis J. Martin	64	2008	President and CEO, Federal Signal Corporation	No

Name	Age	Director Since	Occupation and Experience	Independent	Audit Committee	Compensation and Benefits Committee	Nominating and Governance Committee
Richard R. Mudge	69	2010	President, Compass Transportation and Technology, Inc.	Yes	✓
William F. Owens	64	2011	Former Governor of Colorado	Yes		✓	✓
Brenda L. Reichelderfer	56	2006	Sr. Vice President and Managing Director, TriVista Business Group	Yes		Chair	✓
John L. Workman	63	2014	Former CEO, Omnicare, Inc.	Yes	Chair (1)

(1)	Charles R. Campbell was Chair of the Audit Committee until his term on the Board expired on April 22, 2014. Mr. Workman became Chair of the Audit Committee effective April 22, 2014.
All nominees are current directors. Each nominee attended at least 75% of the aggregate of all fiscal year 2014 meetings of the Board and each Committee on which he or she served.
CORPORATE GOVERNANCE
Standing Board Committees (Meetings Held in Fiscal Year 2014): Audit (9); Compensation and Benefits (5); and Nominating and Governance (4)
Independent Directors Meet without Management: Yes
Separate Chairman and CEO: Yes
Staggered Board: No (all directors elected annually)
Director Retirement Age Limit: Yes (may not stand for election after attaining age 72 without a waiver from the Board)
Stockholder Rights Plan: No
Director and Officer Stock Ownership Guidelines: Yes
Policy Prohibiting Hedging, Short Sale and Pledging: Yes
Recoupment Policy (Clawback): Yes
FISCAL YEAR 2014 HIGHLIGHTS

•	Net sales increased by $67.2 million, or 8%, to $918.5 million, from $851.3 million in 2013.

•	Operating income improved by $22.0 million, or 31%, to $92.6 million, from $70.6 million in 2013.

•	Operating margin improved to 10.1%, from 8.3% in 2013.

•	Adjusted net income from continuing operations** increased by $16.8 million, or 40%, to $59.1 million, from $42.3 million in 2013.

•	Adjusted diluted earnings per share from continuing operations** increased by 39%, to $0.93 per share, from $0.67 per share in 2013.

•	Cash flow from continuing operating activities was $72.2 million and helped reduce debt balances by 45%, from $92.1 million in 2013 to $50.2 million.

•	Interest expense was reduced by 57% to $3.8 million, from $8.8 million in 2013.

•	Net availability of borrowings under our domestic revolving credit facility increased by $22.5 million, or 22%, from $103.6 million in 2013.

•	Debt leverage was reduced to 0.5 times adjusted EBITDA**, from 1.1 times adjusted EBITDA** in 2013.

•	Quarterly dividend was reinstated and we issued dividends totaling $5.6 million.

•
We increased focus on return on invested capital (“ROIC”) in 2014 and introduced an ROIC metric into our long-term incentive compensation programs. This increased focus contributed to a significant year-over-year improvement in ROIC, which we define as net operating profit after taxes divided by average invested capital.

•
We repurchased approximately 696,000 shares of our stock under share repurchase programs. The remaining aggregate authorization under these programs of $79.7 million at December 31, 2014 represents approximately 8% of our market capitalization.

**	As these are non-GAAP measures, we have included a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures in Appendix A.
PROPOSAL 2: ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION
Key Elements of our 2014 Executive Compensation Program:

Compensation Elements	Performance Based	Primary Financial Metric(s)	Terms
Base Salary		N/A	Assessed annually based on individual performance and market data to ensure we attract and retain highly qualified executives.
Short-Term Incentive Bonus Plan (Cash)	✓	Earnings and Primary Working Capital	Annual cash awards designed to incentivize executives to achieve Company and individual objectives.
Achievement of financial targets weighted 70%.
Achievement of individual objectives weighted 30%.
Designed to pay out between 0% and 200% of bonus opportunity based on financial and individual performance.
Capped at a maximum of 200% of bonus opportunity.
Long-Term Incentive Bonus (Equity) (1)			Annual equity awards link long-term financial interests of executives to those of our stockholders.
• Performance Share Units (2)	✓	Earnings Per Share from Continuing Operations and Return on Invested Capital	Performance share units are earned only if the threshold is met during a two-year performance period. Shares vest one year after the end of the performance period.
• Stock Options (3)		Stock Price	Stock options only have value if share price increases over grant date value. Stock options vest ratably over three years.
Special Awards (4)		Case-by-case
Special awards are based on achievement of critical Company initiatives which may be comprised of cash, stock options or restricted stock (subject to vesting requirements) as determined by the Compensation and Benefits Committee.

Indirect Compensation		N/A	Includes access to the same health and welfare and retirement plans available to other eligible employees.

(1)	Time-based restricted stock units may also be awarded.

(2)	Effective fiscal year 2015, the performance period was increased from two to three years. Employees vest in any earned awards at the end of the performance period.

(3)	In our view, stock options are inherently at-risk because they only have value if share price increases over grant date value.

(4)	No special awards were granted to our NEOs for fiscal year 2014.

PROPOSAL 3: APPROVAL OF THE FEDERAL SIGNAL CORPORATION 2015 EXECUTIVE INCENTIVE COMPENSATION PLAN
On March 9, 2015, our Board approved the Federal Signal Corporation 2015 Executive Incentive Compensation Plan (the “2015 Plan”), subject to stockholder approval at the 2015 Annual Meeting. We are asking our stockholders to approve the 2015 Plan in order to satisfy applicable listing rules of the NYSE and the stockholder approval requirement under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. If the 2015 Plan is approved, we would be permitted to grant equity awards relating to an aggregate maximum of 7,800,000 shares of common stock to members of our Board, employees and consultants of Federal Signal Corporation and its affiliates under the 2015 Plan, and no new grants would be permitted under the Federal Signal Corporation 2005 Executive Incentive Compensation Plan (2010 Restatement) as of the first day following the 2015 Annual Meeting. Performance share units granted before or on the date of the 2015 Annual Meeting will continue to vest and be earned under the 2010 Plan in accordance with the terms of the 2010 Plan and applicable award agreements.
PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015
Deloitte & Touche LLP has served as our independent registered public accounting firm since June 2013. Our Board has accepted the recommendation of the Audit Committee and selected Deloitte & Touche LLP to serve in this same role for fiscal year 2015.

1415 West 22nd Street
Oak Brook, Illinois 60523

Proxy Statement for Annual Meeting of Stockholders
To Be Held on April 28, 2015
GENERAL INFORMATION
Our Board is soliciting your proxy for use at the Annual Meeting of Stockholders to be held at the Regency Towers Conference Center, 1515 West 22nd Street, Oak Brook, Illinois 60523 on Tuesday, April 28, 2015, at 8:30 a.m., local time. Whenever we refer in this proxy statement to the “Annual Meeting” we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The purpose of the Annual Meeting is:

1.	To elect eight directors;

2.	To approve, on an advisory basis, the compensation of our NEOs;

3.	To approve the Federal Signal Corporation 2015 Executive Incentive Compensation Plan;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015; and

5.	To transact such other business that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
This year we are furnishing proxy materials to our stockholders primarily by the Internet, instead of mailing copies to each stockholder, in order to save costs and reduce the environmental impact of our Annual Meeting. On March 18, 2015, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders. The Notice of Internet Availability contains instructions on how to access this proxy statement, the Notice of Annual Meeting to Stockholders and our 2014 Annual Report on Form 10-K on the Internet at www.proxyvote.com. Stockholders wishing to receive a printed copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability to request a printed copy. Those stockholders who previously requested printed or electronic copies of our proxy materials will receive a printed or electronic copy, as applicable. Printed copies were first mailed on or around March 18, 2015.
Voting Your Shares
Only stockholders owning shares of our common stock on March 2, 2015, the “record date,” are entitled to vote. Such stockholders will be entitled to one vote for each share owned on the record date for each of the eight directorships and on each other matter presented at the meeting. On the record date, there were 62,735,537 shares of our common stock issued and outstanding.
You may vote on the above matters in the following ways:

•	By Telephone or Internet: You may vote by telephone or Internet by following the instructions included in the Notice of Internet Availability and in these proxy materials;

•	By Written Proxy: If you received a printed copy of the proxy materials, you may vote by written proxy by signing, dating and returning the proxy card in the postage-paid envelope provided; or

•
In Person: If you are a stockholder of record, you may vote in person at the Annual Meeting. You are a stockholder of record if your shares are registered in your name. If your shares are in the name of your broker or bank, your shares are held in “street name” and you are not a stockholder of record. If your shares are held in street name and you wish to vote in person at the Annual Meeting, you will need to contact your broker or bank to obtain a legal proxy allowing attendance at the Annual Meeting. If you plan to attend the Annual Meeting in person, please bring proper identification and proof of ownership of your shares.

Our By-Laws provide that a majority of the outstanding shares, present in person or by proxy, will constitute a quorum at the Annual Meeting. For purposes of determining if a quorum is present, we will count: (i) all shares that are voted on any proposal and (ii) all shares that are designated as “withholding authority” to vote for a nominee or nominees or “abstaining” from any proposal, as shares represented at the Annual Meeting.

If you return a proxy card, but no specific voting instructions are given with respect to a proposal, your shares will be voted “for” each of the eight director nominees named on the proxy card, “for” the advisory approval of the Company’s NEO compensation, “for” the Federal Signal Corporation 2015 Executive Incentive Compensation Plan and “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015.
If you hold your shares in more than one account, you will receive a Notice of Internet Availability for each account. To ensure that all of your shares are voted, please vote by telephone or Internet for each account or, if you have requested printed materials, sign, date and return a proxy card for each account in the postage-paid envelope provided.
Broker Non-Votes
Under the rules governing brokers who have record ownership of shares they hold in street name for clients who beneficially own such shares, a broker may vote such shares in its discretion on “routine” matters if the broker has not received voting instructions from its client. However, a broker cannot exercise its discretion to vote shares on “non-routine” matters absent voting instructions from its client. When a broker votes a client’s shares on some but not all of the proposals presented at the meeting, each non-routine proposal for which the broker cannot vote because it has not received a voting instruction from the client is referred to as a “broker non-vote.” Proposals 1, 2 and 3 are non-routine matters. Therefore, if your shares are held in street name and you do not provide instructions to your broker as to how your shares are to be voted on Proposals 1, 2 and 3, your broker will not be able to vote your shares on these proposals. Your vote is important! We urge you to provide instructions to your broker so that your votes may be counted.
Votes Required
Our By-Laws provide that in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold authority” votes cast with respect to such nominee’s election (Proposal 1).
Advisory approval of the Company’s NEO compensation requires the affirmative vote of a majority of shares of our common stock cast in person or by proxy (Proposal 2).
Approval of the Federal Signal Corporation 2015 Executive Incentive Compensation Plan requires the affirmative vote of a majority of the shares of our common stock cast in person or by proxy (Proposal 3).
Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock cast in person or by proxy (Proposal 4).
In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. For Proposals 1, 2 and 4, pursuant to our By-Laws, abstentions are not considered votes cast on those proposals. For Proposal 3, abstentions are considered votes cast and will have the effect of a vote “against” Proposal 3.
Shares Held in 401(k) Plan
Our 401(k) Plan (the Federal Signal Corporation Retirement Savings Plan) held 1,122,991 shares of our common stock in the name of Vanguard Fiduciary Trust Company, as trustee of the 401(k) Plan, as of March 2, 2015. If you are a participant in our 401(k) Plan, you will also receive a Notice of Internet Availability with respect to shares held on your behalf in the 401(k) Plan. If no proper voting direction is received, Vanguard, in its capacity as the 401(k) Plan Trustee, will vote your shares held in the 401(k) Plan in the same proportion as votes received from other participants in the 401(k) Plan.
Revocability of Proxy
You may revoke your proxy at any time before it is voted by:

•	Voting by telephone or Internet on a later date, or delivering a later-dated proxy card if you requested printed proxy materials, prior to or at the Annual Meeting;

•	Filing a written notice of revocation with our Corporate Secretary; or

•	Attending the Annual Meeting and voting your shares in person (Note: Attendance alone at the Annual Meeting will not revoke a proxy).

Manner of Solicitation and Solicitation Costs
We will pay the costs of proxy solicitation for the Annual Meeting. Proxies may be solicited by correspondence, electronically, telephone, mail or otherwise. Our directors, officers and employees may solicit proxies but they will not receive any extra compensation for these services. We will reimburse brokers and other nominee holders for their reasonable expenses incurred in forwarding proxy materials to beneficial owners. We do not intend to retain professional proxy solicitation assistance, but we may utilize professional services in the future.
Stockholder Questions
If you have any questions about the Annual Meeting, please submit them to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary, or call our Corporate Secretary at 630-954-2008. If you would like to receive printed copies of the proxy materials, please follow the instructions on the Notice of Internet Availability.
OWNERSHIP OF OUR COMMON STOCK
Common stock is our only class of voting securities. The following table identifies beneficial owners, of which we are aware, that hold more than five percent of our common stock as of March 2, 2015.
Beneficial Owners of More than Five Percent of Our Common Stock

Name	Amount and Nature of Beneficial Ownership	Percent of Outstanding Common Stock (1)
Heartland Advisors, Inc.	6,704,879 (2)	10.7%
789 North Water Street
Milwaukee, WI 53202
BlackRock, Inc.	5,819,674 (3)	9.3%
55 East 52nd Street
New York, NY 10022
Franklin Mutual Advisers, LLC	4,712,381 (4)	7.5%
101 John F. Kennedy Parkway
Short Hills, NJ 07078
Dimensional Fund Advisors LP	3,878,160 (5)	6.2%
Building One
6300 Bee Cave Road
Austin, TX 78746

(1)	Based on 62,735,537 shares of common stock issued and outstanding as of March 2, 2015.

(2)
Based solely on a Schedule 13G (Amendment No. 8) filed with the United States Securities and Exchange Commission (the “SEC”) on February 13, 2015, in which Heartland Advisors, Inc. reported that, as of December 31, 2014, it had shared voting power and shared dispositive power over all shares as a registered investment adviser. These shares may be deemed beneficially owned by both Heartland Advisors, Inc., by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time, and William J. Nasgovitz, by virtue of his control of Heartland Advisors, Inc. Mr. Nasgovitz disclaims beneficial ownership of these shares.

(3)
Based solely on a Schedule 13G (Amendment No. 6) filed with the SEC on January 15, 2015, in which BlackRock, Inc. reported that, as of December 31, 2014, it had sole voting power over 5,665,579 shares and sole dispositive power over 5,819,674 shares.

(4)
Based solely on a Schedule 13G (Amendment No. 9) filed with the SEC on February 3, 2015, in which Franklin Mutual Advisers, LLC reported that, as of December 31, 2014, it had sole voting and dispositive power with respect to all shares.

(5)
Based solely on a Schedule 13G (Amendment No. 2) filed with the SEC on February 5, 2015, in which Dimensional Fund Advisors LP reported that, as of December 31, 2014, it had sole voting power over 3,731,938 shares and sole dispositive power with respect to 3,878,160 shares in its capacity as an investment adviser registered under the Investment Advisors Act of 1940 to four investment companies and as investment manager to certain other commingled group trusts and separate accounts. Dimensional Fund Advisors LP disclaims beneficial ownership of these shares.
Stock Ownership of Directors and Management
The following table sets forth the beneficial ownership of our common stock by each of our directors and NEOs individually and as a group as of March 2, 2015.

Name (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Outstanding Common Stock (3)	Other (4)
James E. Goodwin	165,407	*	—
Paul W. Jones	113,737	*	—
Bonnie C. Lind (5)	6,958	*	—
Richard R. Mudge	74,126	*	—
William F. Owens	71,691	*	—
Brenda L. Reichelderfer	117,196	*	—
John L. Workman (5)	11,667	*	—
Dennis J. Martin	666,688	1.1%	154,762
Jennifer L. Sherman	346,713	*	54,166
Brian S. Cooper	10,541	*	34,108
Bryan L. Boettger	117,024	*	18,452
Julie A. Cook	23,046	*	13,094
All Directors and Executive Officers as a Group (14 persons) (6)	1,815,876	2.9%	306,110

(1)	All of our directors and officers use our Company address: 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523.

(2)
Totals include shares subject to stock options exercisable within 60 days of March 2, 2015 as follows: Mr. Goodwin, 62,210; Mr. Jones, 6,254; Dr. Mudge, 5,000; Mr. Owens, 5,000; Ms. Reichelderfer, 9,226; Mr. Martin, 438,323; Ms. Sherman, 200,020; Mr. Cooper, 10,541; Mr. Boettger, 88,256; and Ms. Cook, 12,646. All directors and executive officers as a group hold stock options exercisable within 60 days of March 2, 2015 with respect to 887,532 shares. Totals also include restricted stock units that are vested but for which delivery has been deferred at the election of the director, as follows: Mr. Goodwin, 25,161 and Dr. Mudge, 23,361. Totals also include 40,730 shares held by Ms. Sherman in our 401(k) Plan. Totals do not include 822 notional shares held by Mr. Boettger in our Savings Restoration Plan.

(3)
Based upon 62,735,537 shares of common stock issued and outstanding as of March 2, 2015 and, for each director or executive officer or the group, the number of shares subject to stock options exercisable by such director or executive officer or the group within 60 days of March 2, 2015. The use of “*” denotes percentages of less than 1%.

(4)
Consists of earned performance share units that remain subject to additional time-based vesting. These shares, under the rules of the SEC, are not deemed to be “beneficially owned” for purposes of this table and accordingly have been separately listed.

(5)	Ms. Lind and Mr. Workman were appointed to the Board effective February 20, 2014.

(6)
The information contained in this portion of the table is based upon information furnished to us by the named individuals above and from our records. Except with respect to 1,000 shares beneficially owned by Dr. Mudge, which he jointly owns with his spouse, each director and officer claims sole voting and investment power with respect to the shares listed above.

PROPOSAL 1
ELECTION OF EIGHT DIRECTORS
In accordance with the recommendation of the Nominating and Governance Committee, our Board has nominated the following eight individuals for election at the Annual Meeting to hold office for one year or until their successors are elected and qualified: James E. Goodwin, Paul W. Jones, Bonnie C. Lind, Dennis J. Martin, Richard R. Mudge, William F. Owens, Brenda L. Reichelderfer and John L. Workman. All director nominees are incumbent members of our Board.
Pursuant to our By-Laws, in an uncontested election, as is the case in this election, a nominee for director shall be elected to the Board if the votes cast “for” such nominee’s election exceed the “withhold authority” votes cast with respect to such nominee’s election. Each of the nominees has consented to being named in this proxy statement and to serve if elected. If any of the nominees should decline or be unable to serve as a director, the persons named as proxies will vote your proxies for such other nominee(s) as the Nominating and Governance Committee may nominate to provide for a full Board.
The Board recommends a vote “FOR” the election of James E. Goodwin, Paul W. Jones, Bonnie C. Lind, Dennis J. Martin, Richard R. Mudge, William F. Owens, Brenda L. Reichelderfer and John L. Workman.
Information Regarding Directors and Nominees
On an annual basis, the Nominating and Governance Committee reviews with our Board the applicable skills and characteristics required of Board nominees and recommends nominees to the Board. The Nominating and Governance Committee is comprised solely of independent members of our Board.
When identifying nominees, the Nominating and Governance Committee considers (i) current Board composition, (ii) past performance for existing director nominees, (iii) the Company’s objectives and position; and (iv) the qualifications and qualities of individual candidates. Characteristics with particular relevance and weight include core competencies, experience, independence, level of commitment, integrity, high personal and professional ethics, personal accomplishment, understanding of our business, gender, age and ethnic diversity. The Nominating and Governance Committee may also engage a third party to assist in identifying potential director nominees.
Set forth below are biographical summaries for each nominee as of the record date, along with a description of the key qualifications and relevant experience that led the Board to conclude that he or she is well-qualified to serve as a member of our Board.

Mr. Goodwin has served as Chairman of our Board since April 2009. He served as interim President and CEO of our Company from December 2007 until September 2008. From October 2001 to December 2007, Mr. Goodwin operated his own independent consulting business. He resumed this business in September 2008 and continues to operate it to date. Mr. Goodwin also serves as a member of the Advisory Board of Wynnchurch Capital, a private equity company, a position he has held since January 2013. From July 1999 to October 2001, Mr. Goodwin served as Chairman and CEO of United Airlines, a worldwide airline operator (NYSE: UAL). Mr. Goodwin also serves as a member of the Board of Directors of AAR Corp., a manufacturer of products for the aviation/aerospace industry (NYSE: AIR), and John Bean Technologies Corporation, a manufacturer of industrial equipment for the food processing and air transportation industries (NYSE: JBT), serving in such positions since April 2002 and July 2008, respectively.

James E. Goodwin	Key Qualifications:

Director since October 2005	• Extensive background in global operations, broad management experience and strategic leadership skills
Committees:	• In-depth understanding of our Company and its industry
• Nominating and Governance	• Significant experience as a Chairman, CEO and director of publicly traded companies

• Compensation and Benefits

Age: 70

Effective April 2014, Mr. Jones retired as Executive Chairman of A. O. Smith Corporation, a manufacturer of water heating and water treatment systems (NYSE: AOS), a position he held since January 2013. From December 2005 to January 2013, he was Chairman and CEO of A. O. Smith Corporation, and from January 2004 until December 2005, he was President and COO. Mr. Jones has served on the Board of Directors of A. O. Smith Corporation since December 2004. In December 2014, Mr. Jones joined the Board of Directors of Rexnord Corporation, a manufacturer of water management systems (NYSE: RXN). Mr. Jones also has served on the Board of Directors of Integrys Energy Group, Inc., a utility holding company (NYSE: TEG), since December 2011. From July 2006 to July 2011, Mr. Jones served as a member of the Board of Directors of Bucyrus International, Inc., a manufacturer of mining and construction machinery (formerly NASDAQ: BUCY), until its acquisition by Caterpillar Inc. Mr. Jones also serves as a member of the Board of Directors of the United States Chamber of Commerce since March 2008.

Paul W. Jones	Key Qualifications:

Director since December 1998	• Extensive management and manufacturing experience with multinational companies
Committees:	• Significant experience as a Chairman, CEO and director of publicly traded companies
• Nominating and Governance (Chair)
• Experienced strategist focused on enterpirse growth
• Compensation and Benefits

Age: 66

Ms. Lind is Senior Vice President, CFO and Treasurer of Neenah Paper, Inc., a technical specialties and fine paper company (NYSE: NP). Ms. Lind joined Neenah Paper, Inc. in 2004 as CFO to execute the spin-off from Kimberly-Clark Corporation, a manufacturer of personal care, consumer tissue and health care products (NYSE: KMB). Ms. Lind was an employee of Kimberly-Clark Corporation from 1982 until 2004, holding a variety of increasingly senior financial and operations positions and served as their Assistant Treasurer from 1999 until June 2004. From 2009 to the present, Ms. Lind has served on the Board of Directors of Empire District Electric Company, a utility generating, transmitting and distributing power to southwestern Missouri and adjacent areas (NYSE: EDE). Ms. Lind is a member of Empire’s Audit Committee and Nominating and Corporate Governance Committee, and Chairman of its Retirement Committee.

Bonnie C. Lind	Key Qualifications:

Director since February 2014	• Vast experience in manufacturing, financing and mergers and acquisitions
• Deep finance and treasury experience
• Extensive leadership and managerial experience
Committees:
• Audit

Age: 56

Mr. Martin has served as our Company’s President and CEO since October 30, 2010 and joined our Board in March 2008. Prior to becoming our President and CEO, Mr. Martin served as an independent business consultant to manufacturing companies. From May 2001 to August 2005, Mr. Martin was the Chairman, President and CEO of General Binding Corporation, a manufacturer and marketer of binding and laminating office equipment (formerly NASDAQ: GBND), until its acquisition by Acco World Brands. Mr. Martin has served as a director of HNI Corporation, a provider of office furniture and hearths (NYSE: HNI), since July 2000. Mr. Martin served on the Board of Directors of Coleman Cable, Inc., a manufacturer and innovator of electrical and electronic wire and cable products (formerly NASDAQ: CCIX), from February 2008 until February 2014 when Coleman was purchased by Southwire Company. Mr. Martin also served on the Board of Directors of A. O. Smith Corporation, a manufacturer of water heating systems and electric motors (NYSE: AOS), from January 2004 until December 2005.

Dennis J. Martin	Key Qualifications:

Director since March 2008	• Expertise in manufacturing and business process engineering
• Accomplished sales strategist
Committees: None	• In-depth knowledge of our Company and its operations as President and CEO

Age: 64

Dr. Mudge is President of Compass Transportation and Technology Inc., a private consulting firm, a position he has held since December 2013. Dr. Mudge previously served as the Vice President of the U.S. Infrastructure Division of Delcan Corporation from 2002 until December 2013 and he had served on the Board of Directors of Delcan’s U.S. subsidiary from 2005 until December 2013. Dr. Mudge previously served as President of the transportation subsidiary of U.S. Wireless Corporation, from April 2000 to December 2001, and as Managing Director of Transportation for Hagler Bailly, Inc., a worldwide provider of management consulting services to the energy and network industries (formerly NASDAQ: HBIX), from 1998 to 2000. In 1986, Dr. Mudge co-founded Apogee Research Inc., an infrastructure consulting firm, and served as its President until 1995 and then as its Chairman of the Board from 1995 until 1997, when Apogee merged with Hagler Bailly. Dr. Mudge also worked for the Congressional Budget Office from 1975 to 1986 where he became Chief of the Public Investment Unit and for the Rand Corporation where he served as Director of Economic Development Studies from 1972 to 1975.

Richard R. Mudge
Key Qualifications:
Director since April 2010
• Expertise across multiple facets of the transportation industry
Committees:	• Leadership in technology, finance, business, government policy and research
• Audit	• Experience growing businesses

Age: 69

Mr. Owens serves on the Board of Directors of Bill Barrett Corporation, an independent oil and gas company (NYSE: BBG); Cloud Peak Energy, Inc., a sub-bituminous steam coal producer (NYSE: CLD); and Key Energy Services, Inc., an oil well services company (NYSE: KEG), positions he has held since May 2010, January 2010 and January 2007, respectively. Mr. Owens served on the Board of Directors of Far Eastern Shipping Company Plc., a shipping and railroad company listed on the Moscow exchange (MOEX: FESH), from June 2007 to June 2012. Since 2013, Mr. Owens has served as the Chairman of the Supervisory Board of the Credit Bank of Moscow, a private bank headquartered in Moscow. Mr. Owens also currently serves as Managing Director of Renew Strategies, LLC, a land and water development firm. Mr. Owens served as Governor of Colorado from 1999 to 2007. Prior to that, he served as Treasurer of Colorado (1995-1999) and as a member of the Colorado Senate (1989-1995) and the Colorado House of Representatives (1983-1989).

William F. Owens	Key Qualifications:

Director since April 2011	• Extensive experience in international business
• Management expertise across a broad range of industries
Committees:	• Distinguished Government background
• Compensation and Benefits
• Nominating and Governance

Age: 64

Ms. Reichelderfer is Senior Vice President and Managing Director of TriVista Business Group, a management consulting and advisory firm, a position she has held since June 2008. Since June of 2011, Ms. Reichelderfer has served on the Board of Directors of Meggitt PLC, a global defense and aerospace firm, the shares of which are listed on the London Stock Exchange (MGGT: LSE). From April of 2010 to June 2014, she served on the Board of Directors of Wencor Group LLC, an aerospace distribution business owned by a private equity firm. From 2008 to 2014, Ms. Reichelderfer served as a member of the Technology Transfer Advisory Board of The Missile Defense Agency, a division of the United States Department of Defense. Until May 2008, Ms. Reichelderfer was Senior Vice President, Group President (from December 1999), and then Corporate Director of Engineering and Chief Technology Officer (from October 2005) of ITT Corporation, a global engineering and manufacturing company (NYSE: ITT).

Brenda L. Reichelderfer	Key Qualifications:

Director since October 2006	• Expertise in growing industrial and aerospace businesses
• Extensive experience in operations, innovation and new product development
• Significant international business experience
Committees:
• Compensation and Benefits (Chair)
• Nominating and Governance

Age: 56

In June 2014, Mr. Workman retired as CEO of Omnicare, Inc., a healthcare services company specializing in the management of pharmaceutical care in 47 states, a position he held since June 2012 (NYSE: OCR). From February 2011 to June 2012, Mr. Workman was Omnicare’s President and CFO and held the position of Executive Vice President and CFO from November 2009 until February 2011. Mr. Workman also served on the Board of Directors of Omnicare, Inc. from September 2012 to June 2014. From 2004 to 2009, Mr. Workman served as Executive Vice President and CFO of HealthSouth Corporation, a provider of inpatient rehabilitation services in the U.S. (NYSE: HLS). Mr. Workman held the position of CEO of U.S. Can Corporation, a manufacturer of aerosol and general line cans sold in the U.S., Europe and South America, from 2003 to 2004 and served as its CFO from 1998 to 2002. Mr. Workman has been a member of the Board of Directors of Universal Hospital Services, Inc., a private company that provides medical equipment management services since November 2014. Effective February 2015, Mr. Workman was appointed the Interim Executive Chairman of the Board of Directors of Universal Hospital Services, Inc. Mr. Workman served on the Boards of APAC Customer Services, Inc. (formerly NASDAQ: APAC), a provider of customer care outsourcing solutions, from 2008 to 2011 and U.S. Can Corporation from 2000 to 2004.

John L. Workman

Director since February
2014
Key Qualifications:
Committees:	• Broad based executive and leadership experience in a variety of businesses and disciplines
• Audit (Chair — effective April 22, 2014)
• Financial expertise
• Executive experience with focus on optimizing capital structure
Age: 63
INFORMATION CONCERNING THE BOARD
Board Leadership Structure and Role in Risk Oversight
We separate the roles of CEO and Chairman of the Board. Separating these positions allows our CEO to focus on the day-to-day leadership and performance of our Company while allowing our Chairman to lead our Board in its fundamental role of providing advice to and independent oversight of management. Our Board believes that having separate positions with an independent outside director serving as Chairman is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance.
Our Board has overall responsibility for the oversight of risk management. Day-to-day risk management is the responsibility of management, which has implemented the Enterprise Risk Management process to identify, assess, manage and monitor risks that our Company faces. Enterprise Risk Management is administered by our Company officers and is discussed and reviewed by our executive management. Our Internal Audit function is responsible for monitoring the program.
Our Board, either as a whole or through its Committees, regularly discusses with management (i) our major risk exposures, (ii) the potential impact of such exposures on our Company and (iii) the steps we take to monitor, control and remediate such exposures. In addition, the Board receives an annual overview of significant risks along with risk mitigation plans.
While our Board is ultimately responsible for risk oversight at our Company, our Board Committees assist the Board in fulfilling its oversight responsibilities in certain areas. In particular, the Audit Committee focuses on the management of financial and accounting risk exposures. The Compensation and Benefits Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Finally, the Nominating and Governance Committee focuses on the management of risks associated with Board organization, membership and structure, as well as the organizational and governance structure of our Company.
Attendance at Board and Committee Meetings
During fiscal year 2014, our Board held a total of five meetings, the Audit Committee held nine meetings, the Compensation and Benefits Committee held five meetings and the Nominating and Governance Committee held four meetings. Our Corporate Governance Guidelines require regular attendance by our directors at Board meetings and their respective Committee meetings. All directors attended at least 75% of our Board meetings and their Committee meetings.

Independence of Members of the Board
The Board has determined that all of its directors, other than Mr. Martin, qualify as independent. In making this determination, the Board considered the rules of the NYSE and the SEC. The Board also reviewed information provided by the directors and nominees in questionnaires and other certifications concerning their relationships to our Company (including relationships of each director’s immediate family members and other associates to our Company).
Committees of the Board
Pursuant to our By-Laws, we have established standing Board Committees, including Audit, Compensation and Benefits, and Nominating and Governance. The Board has determined that all of the members of these Committees are independent as defined under applicable NYSE and SEC rules. The Board has adopted a charter for each Committee to comply with the requirements of the NYSE and applicable law, copies of which are available on our website at www.federalsignal.com.
Current Committee Membership

Name	Audit	Compensation and Benefits	Nominating and Governance
James E. Goodwin	—	✓	✓
Paul W. Jones	—	✓	Chair
Bonnie C. Lind (1)	✓	—	—
Dennis J. Martin	—	—	—
Richard R. Mudge	✓	—	—
William F. Owens	—	✓	✓
Brenda L. Reichelderfer	—	Chair	✓
John L. Workman (1)	Chair	—	—

(1)
The Board has determined that Mr. Workman and Ms. Lind each qualify as an “audit committee financial expert” as defined by the SEC. Mr. Workman and Ms. Lind joined the Audit Committee on February 21, 2014 and Mr. Workman became its Chair on April 22, 2014 when Mr. Campbell’s term on the Board expired.

Audit Committee
The Audit Committee is responsible for monitoring:

•	The integrity of our financial statements;

•	The qualifications and independence of our independent registered public accounting firm;

•	The performance of our internal audit function and independent registered public accounting firm; and

•	Our compliance with legal and regulatory requirements, including our Policy for Business Conduct for all employees and Code of Ethics for our CEO and senior officers.
In fulfilling its role, the Audit Committee reviews the design and operation of internal control processes and the manner in which we control our major financial risk exposures. The Audit Committee has direct and regular access to our financial executives, including our Vice President of Internal Audit, Corporate Controller, CFO and independent auditor. The Audit Committee has the sole authority to appoint or replace our independent auditor, and is directly responsible for overseeing its work and determining its compensation. The Audit Committee also considers and approves the performance of non-audit services by our independent auditor, taking into consideration the effect that the performance of non-audit services may have upon our auditor’s independence. None of the Audit Committee members serves on more than three audit committees of publicly traded companies (including our Company).
Compensation and Benefits Committee
The Compensation and Benefits Committee is responsible for formulating and overseeing effective implementation of our compensation and benefits philosophy. This Committee sets compensation objectives, determines the components of compensation and establishes and evaluates performance goals for our executive officers. The functions of this Committee are further described in this proxy statement under the heading “Compensation Discussion and Analysis.”

The Compensation and Benefits Committee recently conducted a compensation risk assessment of the various elements of our Company’s overall compensation programs, including incentive compensation programs. The Committee reviewed current and evolving best practice guidance and our compensation programs and policies, including appropriate internal controls to mitigate and reduce risk. The Committee concluded that our compensation programs and policies are in accordance with best practices and do not create excessive and unnecessary risk. Our Company and the Committee will continue to maintain proper policies and procedures to ensure ongoing management and assessment of compensation practices as they relate to best practices and risk.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for recommending guidelines to the Board for corporate governance, including the structure and function of our Board, its Committees and the management of our Company. This Committee also identifies and recommends nominees for election to our Board and advises the Board regarding appropriate director compensation.
Stockholders may recommend individuals to the Nominating and Governance Committee to be considered as potential directors by giving written notice to our Corporate Secretary at least 90 days, but not more than 120 days, prior to the anniversary of the preceding year’s Annual Meeting. Such recommendations must be accompanied by the specific information required by our By-Laws, including but not limited to (i) the name and address of the nominee, (ii) the number of shares of our common stock beneficially owned by the stockholder (including associated persons) nominating such nominee and (iii) an SEC appropriate consent by the nominee to serve as a director if elected. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, please send a written request to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. The Nominating and Governance Committee will consider stockholder nominees on the same basis as other nominees.
The Nominating and Governance Committee has set no specific minimum qualification for a nominee to the Board. Under our Corporate Governance Guidelines, no person may stand for election as director: (i) after attaining age 72 without a waiver from the Board; (ii) if he or she serves on more than six boards of publicly traded companies or (iii) if he or she is the CEO of a publicly traded company and serves on more than three boards of publicly traded companies.
Pursuant to our director resignation policy contained in our Corporate Governance Guidelines, each director nominee must submit an irrevocable letter of resignation from our Board prior to every director election. These resignations become effective if the director does not receive the necessary majority vote for election and the Board, after evaluating the Nominating and Governance Committee’s recommended course of action, determines to accept the resignation. The Board will take action on the Committee’s recommendation within 180 days following the election and will disclose its decision publicly including, if applicable, the reasons for rejecting a resignation.
Director Compensation in the Last Fiscal Year
The following table details the compensation provided to each non-employee director for fiscal year 2014. Our President and CEO, Mr. Martin, does not receive any additional compensation for his service on our Board.
Non-Employee Director Compensation in Fiscal Year 2014

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Other Compensation	Total
Charles R. Campbell (4)	$21,846	$—	$—	$—	$21,846
James E. Goodwin (5)	$113,608	$90,000	$—	$—	$203,608
Paul W. Jones	$73,500	$75,000	$—	$—	$148,500
Bonnie C. Lind	$57,859	$75,000	$33,900	$—	$166,759
Richard R. Mudge	$67,338	$75,000	$—	$—	$142,338
William F. Owens	$69,514	$75,000	$—	$—	$144,514
Brenda L. Reichelderfer	$76,769	$75,000	$—	$—	$151,769
John L. Workman	$61,977	$75,000	$33,900	$—	$170,877

(1)
Includes the following share amounts awarded in lieu of cash using the closing share price of our common stock on the grant date: Ms. Lind, 1,991 shares; Mr. Owens, 586 shares and Mr. Workman, 3,200 shares.

(2)
Each non-employee director is issued a stock award annually. The annual award is determined by dividing $75,000 ($90,000 in the case of the Chairman) by the closing price of our common stock on the grant date.

Amounts stated reflect the grant date fair value computed in accordance with Accounting Standards Codification 718 “Compensation — Stock Compensation” (“ASC 718”). The following awards were granted to the non-employee directors on April 22, 2014, at a closing share price of $15.10: 5,960 shares of common stock to Mr. Goodwin as Chairman and 4,967 shares of common stock to each of Messrs. Jones, Mudge, Owens and Workman, and Mses. Lind and Reichelderfer. As of December 31, 2014, each non-employee director held the following aggregate number of shares: Mr. Goodwin, 103,197 shares, including 25,161 deferred shares held in the form of restricted stock units; Mr. Jones, 107,483 shares; Ms. Lind, 6,958 shares; Dr. Mudge, 69,126 shares, including 23,361 deferred shares held in the form of restricted stock units; Mr. Owens, 66,691 shares; Ms. Reichelderfer, 107,970 shares; and Mr. Workman, 11,667 shares. Excluding initial awards upon appointment, stock awards to non-employee directors are not subject to vesting requirements.

(3)
Amounts stated reflect the aggregate grant date fair value for the fiscal year ended December 31, 2014 computed in accordance with ASC 718. In connection with appointment to our Board, Ms. Lind and Mr. Workman each received a grant of 5,000 stock options on February 20, 2014 with an exercise price of $12.69 per share, the closing price of our common stock on the date of grant, all of which vest in full on the third anniversary of the date of grant. No stock options were granted to any of the other directors during the fiscal year ended December 31, 2014. As of December 31, 2014, each non-employee director had the following number of stock options outstanding: Mr. Goodwin, 62,210; Mr. Jones, 6,254; Ms. Lind, 5,000; Dr. Mudge, 5,000; Mr. Owens, 5,000; Ms. Reichelderfer, 9,226; and Mr. Workman, 5,000. For information on the assumptions used to calculate the value of the stock option awards, refer to Note 11 — Stock-Based Compensation to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on March 2, 2015.

(4)	Mr. Campbell served as a member of the Board until April 22, 2014, when his term as a director expired. The annual retainer paid to Mr. Campbell was prorated through April 22, 2014.

(5)	Mr. Goodwin’s fees in the first column are comprised of an annual retainer amount of $87,500, Committee membership fees of $11,108 and meeting fees of $15,000.
Additional Information about Director Compensation
In advising our Board on compensation for non-employee directors, the Nominating and Governance Committee may consult third-party advisors, generally available source material, proxy statements and data from peer companies. Non-employee directors receive both cash and equity compensation and are subject to a common stock ownership requirement designed to align their interests with those of our stockholders. Our only employee director, Mr. Martin, is subject to stock ownership requirements as an executive officer (see “Compensation Discussion and Analysis — Executive Stock Ownership Requirements”).
Cash Compensation
The table below sets forth our fiscal year 2014 cash compensation structure for non-employee directors.
2014 Cash Compensation of Our Non-Employee Directors

	Annual Retainer	Per Diem Fee	Board Meeting Attended in Person (1)	Board Meeting Attended by Telephone
Chairman of the Board (2)	$87,500	$2,500	$3,000	$500
Director (excluding Chairman)	$50,000	$—	$1,500	$500
Audit Committee Chair	$15,000	$—	$—	$—
Audit Committee Member	$9,000	$—	$—	$—
Compensation & Benefits Committee Chair	$12,000	$—	$—	$—
Compensation & Benefits Committee Member	$6,000	$—	$—	$—
Nominating & Governance Committee Chair	$10,000	$—	$—	$—
Nominating & Governance Committee Member	$6,000	$—	$—	$—

(1)	Directors are also reimbursed for their out-of-pocket expenses relating to attendance at Board and Committee meetings.

(2)
The Chairman is also eligible to receive a per diem fee for other time spent on Company business (up to a maximum of $150,000 per year). Mr. Goodwin elected not to receive any per diem fees for the additional time he spent on Company matters during fiscal year 2014.

Equity Compensation
Upon initial appointment or election to our Board, each non-employee director receives a grant of 5,000 stock options, subject to three-year cliff vesting. Thereafter, our non-employee directors typically receive an annual stock award as partial compensation for their Board service. The table below sets forth the equity awards granted on April 22, 2014, the date of our 2014 Annual Meeting of Stockholders, to our non-employee directors as compensation for their service in fiscal year 2014.
2014 Annual Equity Awards Granted to Non-Employee Directors

Common Stock Award
Chairman of the Board	$90,000
Non-employee director (excluding the Chairman)	$75,000
Pursuant to our Director Compensation Policy, the number of shares of common stock awarded is determined by dividing the dollar amount of the award by the closing market price of our common stock on the grant date.
Director Deferred Stock Compensation Program
Our non-employee directors may elect before the beginning of each year to defer receipt of some or all of the shares of Company stock that they are entitled to receive as compensation for Board service during the upcoming year. Under this program, instead of receiving shares of Company stock, the director receives an equivalent number of fully vested unrestricted stock units that are ultimately distributable on a date or dates selected by the director, subject to certain restrictions. The directors are given a one-time right to further defer the original distribution of stock to a date that is at least five years after the originally scheduled payment date. Distributions under the program are only payable in shares of Company stock. During 2014, no directors elected to defer stock under the program.
Director Stock Ownership Guidelines
We require our non-employee directors to own common stock valued at five times their annual retainers. All of our non-employee directors have met their target ownership levels, except our directors appointed in 2014, Ms. Lind and Mr. Workman. Under our rules, until target ownership is met, at least 50% of a non-employee director’s annual compensation fees are paid in shares of our common stock. We prohibit non-employee directors from selling their shares until they have met the holding requirement (however, they may tender shares: (i) to pay taxes upon the exercise of stock options or the vesting of shares of restricted stock or (ii) for the exercise price upon the exercise of stock options). Stock ownership value is calculated annually using our average stock price for the prior six-month period. Once a determination has been made that the target ownership has been achieved, a decrease in the value of our common stock will not impact the determination. Also, after achieving the ownership target, each director is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.
CORPORATE GOVERNANCE, BUSINESS CONDUCT AND CODE OF ETHICS;
STOCKHOLDER COMMUNICATIONS WITH DIRECTORS
We are committed to good corporate governance. We believe the foundation of our corporate governance is (i) the independence of our directors, (ii) the separation of the roles of our CEO and Chairman of the Board and (iii) our commitment to both responsible corporate citizenship and the interests of our stockholders. In accordance with the requirements of the NYSE and the Sarbanes-Oxley Act of 2002, our Board has adopted Corporate Governance Guidelines as well as charters for each of the standing Board Committees. These guidelines and charters, as well as our Policy for Business Conduct and Policy for Business Conduct-Directors (together, the “Business Conduct Policies”) and a Code of Ethics, which is applicable to our CEO and our senior officers, are available for review on our website at www.federalsignal.com.
The non-employee directors of the Board meet in executive session without management, as appropriate. The Chairman presides over executive sessions. Directors may be contacted as a group, by Committee or individually, and the Chairman or the non-employee directors as a group may be contacted on an anonymous and/or confidential basis by addressing a letter to Federal Signal Corporation, 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. These letters will be forwarded to the Chairman or the non-employee directors as designated in the letter. We encourage our directors to attend our Annual Meetings of Stockholders. All of our then current directors, and Mr. Campbell whose term ended on April 22, 2014, attended the 2014 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal year 2014, all members of our Compensation and Benefits Committee were independent directors, and no member other than Mr. Goodwin was a current or former employee of the Company. None of our executive officers served on the compensation committee (or its equivalent) or board of directors of another company that, in turn, had an executive officer serving on our Compensation and Benefits Committee and/or our Board.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
We maintain policies and procedures relating to the review, approval or ratification of transactions in which our Company participates and our directors, executive officers, 5% stockholders (if any) or their family members have a direct or indirect material interest. Our Business Conduct Policies (available at www.federalsignal.com) prohibit our directors, executive officers, employees and, in some cases, their family members, from engaging in certain activities without prior written consent. These activities typically relate to situations where the individual may have significant financial or business interests in another company competing with or doing business with us, or stands to benefit in some way from such a relationship or activity. Specifically, our Business Conduct Policies prohibit: receiving or giving gifts or prizes above a nominal value from or to customers or suppliers; working for a customer or supplier or engaging in outside profit-making activities in any area of business in which we operate; representing any outside commercial interest during normal business hours or when traveling on Company business; lending to or borrowing money from individuals affiliated with an entity with whom we conduct business; owning any part of any customer’s or supplier’s business (excluding routine investments in publicly traded companies); using Company property, information or positions for improper personal gain or benefit; and engaging in Company business with any entity in which a family member has an executive position or a significant financial interest unless approved in advance. Since all types of prohibited transactions cannot be listed, we encourage our directors, executive officers and employees to seek advice before proceeding if there is any doubt regarding the appropriateness of an arrangement under our Business Conduct Policies.
Pursuant to our Business Conduct Policies and the Audit Committee Charter, our Chairman, CFO and COO implement our Business Conduct Policies, and the Audit Committee reviews, approves, ratifies and makes recommendations to our Board regarding related-party transactions.
Additionally, each year we require our directors, including nominees for director, and executive officers to complete a questionnaire identifying, among other things, any transactions or potential transactions with us in which the individual, or one of his or her family members or associated entities, has an interest. We also require that directors and executive officers notify our COO as soon as possible of any changes during the course of the year to the information provided in the annual questionnaire.
During fiscal year 2014, we determined that none of our directors, nominees for director, executive officers, stockholders owning more than 5% of our common stock or immediate family members of any such persons engaged in a transaction with us in which he or she had a direct or indirect material interest that required disclosure under applicable SEC rules.

COMPENSATION DISCUSSION AND ANALYSIS
In this section, we provide information about the material components of our executive compensation programs for our NEOs:

•	Dennis J. Martin, President and CEO;

•	Jennifer L. Sherman, COO;

•	Brian S. Cooper, Senior Vice President and CFO;

•	Bryan L. Boettger, President of the Public Safety Systems Division within our Safety and Security Systems Group; and

•	Julie A. Cook, Vice President, Human Resources.
We encourage you to read this section in conjunction with Proposal 2, the Say-on-Pay Advisory Vote regarding compensation of our NEOs, as this section includes: (i) a review of our 2014 performance; (ii) details the role of our Compensation and Benefits Committee (the “Committee”) in setting and determining compensation; and (iii) summarizes 2014 NEO compensation.
The Committee values and carefully considers stockholder feedback on its Say-on-Pay Advisory Vote. Stockholder advisory votes on executive compensation are conducted annually. The Committee’s recommended compensation programs were endorsed by 95% of the advisory votes cast at our 2014 Annual Meeting.
Executive Summary
During 2014, we continued our upward momentum. Since the start of Mr. Martin’s tenure as our CEO in October 2010, we have seen a total stockholder return of 177% through December 31, 2014. In April 2014, we appointed Ms. Sherman as our COO, formalizing the responsibilities she assumed over the prior two years and furthering a succession path.
Fiscal Year 2014 Highlights
We continued to generate strong improvement in operating earnings. Our key objectives included continued financial growth, improving manufacturing efficiencies and costs, leveraging invested capital and diversifying our customer base. With this focus, we delivered strong operational and financial results. Highlights included:

•	Net sales increased by $67.2 million, or 8%, to $918.5 million, from $851.3 million in 2013.

•	Operating income improved by $22.0 million, or 31%, to $92.6 million, from $70.6 million in 2013.

•	Operating margin improved to 10.1%, from 8.3% in 2013.

•	Adjusted net income from continuing operations** increased by $16.8 million, or 40%, to $59.1 million, from $42.3 million in 2013.

•	Adjusted diluted earnings per share from continuing operations** increased by 39%, to $0.93 per share, from $0.67 per share in 2013.

•	Cash flow from continuing operating activities was $72.2 million and helped reduce debt balances by 45%, from $92.1 million in 2013 to $50.2 million.

•	Interest expense was reduced by 57% to $3.8 million, from $8.8 million in 2013.

•	Net availability of borrowings under our domestic revolving credit facility increased by $22.5 million, or 22%, from $103.6 million in 2013.

•	Debt leverage was reduced to 0.5 times adjusted EBITDA**, from 1.1 times adjusted EBITDA** in 2013.

•	Quarterly dividend was reinstated and we issued dividends totaling $5.6 million.

•
We increased focus on ROIC in 2014 and introduced an ROIC metric into our long-term incentive compensation programs. This increased focus contributed to a significant year-over-year improvement in ROIC, which we define as net operating profit after taxes divided by average invested capital.

•
We repurchased approximately 696,000 shares of our stock under share repurchase programs. The remaining aggregate authorization under these programs of $79.7 million at December 31, 2014 represents approximately 8% of our market capitalization.

**	As these are non-GAAP measures, we have included a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures in Appendix A.

On an enterprise level, in 2014 we exceeded the targets of both performance metrics under our Short-Term Incentive Bonus Plan (“STIP”) (i.e. earnings and primary working capital). As a result, our NEOs earned between 158% and 185% of the financial targets under the STIP in 2014.
Executive Compensation Program Updates During Fiscal Years 2014 and 2015
The Committee took a number of actions with respect to our compensation and benefits programs, including the following:

•
In February 2014, the Committee approved changes to our long-term equity incentive awards, effective in fiscal year 2014, which included increasing the performance period from one to two years followed by a one-year vesting period, and adding an ROIC metric designed to incentivize and reward the efficient use of capital. For 2014, long-term incentive awards granted were based on the metrics of earnings per share (weighted at 75%) and ROIC (weighted at 25%).

•
In February 2015, the Committee further extended the performance period for long-term equity incentive awards from two to three years, effective in fiscal year 2015, and retained the 2014 performance metrics. The elongated performance period is designed to better align executives’ and stockholders’ long-term interests. It is also consistent with the market practice.

•
For fiscal years 2014 and 2015, no changes were made to the mix of long-term equity incentive awards. We split our Section 16 Officers’ equity grants equally between stock options (which have value only if our stock price rises) and performance share units (which are earned only if the Company achieves performance metric targets), with the exception of Mr. Boettger who received time-based restricted stock in lieu of performance share units. This design is intended to closely align the long-term interests of our executives and stockholders.

•
With respect to our STIP, in 2014, the Committee adopted a primary working capital metric (in lieu of a cash flow metric which is adequately captured within primary working capital) and retained an earnings metric. The 2014 STIP metrics were based on earnings (weighted at 50%), primary working capital (weighted at 20%) and individual objectives (weighted at 30%). The Committee retained these metrics for fiscal year 2015.

•
To further align the interests of the our executives and stockholders, the Committee approved an extension of the Company’s Stock Ownership Guidelines to include key management personnel and other corporate officers, along with executive officers and directors.

•
In March 2015, the Committee adopted, subject to and effective upon stockholder approval of Proposal 3, the Federal Signal Corporation 2015 Executive Incentive Compensation Plan (the “2015 Plan”). The 2015 Plan replaces the 2005 Executive Incentive Compensation Plan (2010 Restatement) and the Executive Incentive Performance Plan, As Amended and Restated. For further information, please refer to Proposal 3 and the 2015 Plan (Appendix B).

Compensation Philosophy and Objectives
Our executive compensation programs link compensation to the performance and growth of our businesses, aligning the interests of our executives with those of our stockholders in a manner designed to maximize the returns for both. Our compensation programs (i) include individual performance objectives, (ii) emphasize teamwork and (iii) reward employees who think and behave like business owners. Our executive compensation philosophy is guided by the following principles:

•	Executive compensation must be linked to the achievement of strategic, financial and operational goals that successfully drive growth in stockholder value;

•
Total targeted compensation must be competitive to attract, motivate and retain experienced executives during all business cycles with leadership abilities and talent necessary for the Company’s short-term and long-term success, profitability and growth, while taking into account Company performance and external market factors;

•	The portion of compensation that is variable based on performance and therefore at-risk should increase with officer level and responsibility;

•	Executive awards should differ based on actual performance to ensure alignment with stockholder value (actual pay can be above or below target pay); and

•	Equity ownership and holding requirements align the interests of executives and directors with the interests of stockholders and help build long-term value.
Our compensation consultant, Towers Watson, assisted us in a survey of compensation practices of comparator companies to ensure that our executive compensation programs are competitive with the market. Our comparator peer group is reviewed bi-annually and refined as appropriate to reflect the appropriate median revenue and industry classification composition.
Our cash and equity incentive plans reflect our compensation philosophy and are designed to drive both short-term and long-term profitability.
Role of Our Compensation and Benefits Committee
The Committee establishes and oversees our general compensation and benefits philosophy, and approves compensation and benefits for our executive officers. Specifically, the Committee:

•	Establishes our compensation philosophy, sets broad compensation objectives and evaluates compensation to ensure that it complies with and promotes our compensation philosophy and objectives;

•	Determines the various elements of our executive compensation, including base salary, annual cash incentives, long-term equity incentives, retirement, health and welfare benefits and perquisites;

•	Establishes performance goals for our CEO and oversees the establishment of performance goals for the other executive officers and for each business unit;

•	Evaluates annually each executive officer’s performance in light of the goals established for the most recently completed year;

•
Establishes each executive officer’s annual compensation level based upon the individual’s performance, our financial results, the amount of compensation paid to comparable executive officers at comparable companies, the awards given to the individual in past years and our capacity to fund the compensation;

•	Reviews our CEO’s annual succession planning report and executive development recommendations for his direct reports;

•	Reviews benefit and compensation programs and plans to ensure incentive pay does not encourage unnecessary risk taking; and

•	Retains and oversees advisors it may engage periodically to assist in the performance of its role.
On an annual basis, our CEO reviews the performance of each other executive officer and presents his recommended compensation adjustments and awards to the Committee. The Committee has the discretion to modify or reject any recommended adjustment or award to these executive officers. CEO compensation is determined by the Committee alone, meeting in executive session without the CEO present.
Elements of Executive Compensation
Our compensation programs consist of a number of components that support our compensation objectives:

•	Base salary;

•	Annual cash incentives;

•	Long-term equity incentives;

•	Retirement, health and welfare benefits; and

•	Perquisites.
Our programs allow us to balance individual, business unit and Company-wide goals and achievements in determining executive officer pay. Weighing these factors within the framework of our compensation philosophy, the Committee determines appropriate adjustments to base salary, cash incentive awards and equity grants for our executive officers.
We believe that the percentage of at-risk compensation should generally increase in proportion with the executive officer’s position and level of responsibility. At-risk compensation includes performance share units, stock options and cash incentives under the STIP. During fiscal year 2014, the at-risk compensation of our CEO was 74.5% of total compensation and the at-risk compensation of our other NEOs was 56.1%.
**The 2.6% referenced above relates to an award of time-based restricted stock granted to Mr. Boettger in lieu of performance share units in 2014.

Base Salaries
The two most important factors considered in setting base salaries for our NEOs are individual performance from the prior year and competitive market data. Base salaries are targeted to be at the 50th percentile of competitive market data and are evaluated in the context of total compensation. For fiscal year 2014, actual base salaries for our NEOs ranged from 12.8% less than to 9.1% more than market midpoint targets. The Committee also considers: (i) current base salary relative to the targeted level; (ii) level of job responsibility and performance, including any substantive increases in responsibility during the year; (iii) prior experience and breadth of knowledge; (iv) market factors and (v) length of service.
Annual Cash Incentive Payments
Overview
Annual cash incentive payments are paid under our STIP, based upon the achievement of both Company and individual performance objectives. Depending on officer position, Company objectives during fiscal year 2014 were based on target consolidated earnings and primary working capital for the Company and its subsidiaries and, in some cases, the relevant business group (“Group”) or division (“Division”) as depicted in the table below.

	Company Financial Performance	Group Financial Performance	Division Financial Performance	Individual Performance
President and CEO	70%	—	—	30%
COO	70%	—	—	30%
Senior Vice President and CFO	70%	—	—	30%
Division President	28%	14%	28%	30%
Vice President, Human Resources	70%	—	—	30%
Company, Group and/or Division performance comprises 70% of the STIP design and individual performance comprises 30%. The Committee believes that this split encourages executives to collaborate across the Company in order to achieve broader Company-wide objectives in addition to achieving results within specific Groups or Divisions.
For fiscal years 2014 and 2015, the financial objectives portion of the STIP consisted of an earnings component weighted at 50% and a primary working capital metric weighted at 20%. The calculation of incentive compensation payable in connection with financial objectives is based on the achievement of threshold, target and maximum financial goals which have been set for Groups, Divisions and our Company as a whole.
The remaining 30% of the STIP award is based on the achievement of individual objectives, consisting of an individual performance goals rating weighted at 18% and a competencies rating weighted at 12%. Performance is measured by numerical scores the executive receives in the annual performance appraisal process. We believe that including an individual performance component allows us to reward outstanding individual performance regardless of overall financial performance and to limit bonuses for those who have underperformed.
The Committee believes our STIP design motivates individuals and ensures accountability. At the same time, we retain broad discretion to adjust or discontinue the STIP on an annual basis to accommodate changing market conditions and Company objectives.
Company Objectives
The table that follows depicts the relevant Company objectives for our 2014 and 2015 STIP.

Component	Company Level	Group and Division Level
Earnings (50%)
Based on consolidated income before income taxes. As Company income taxes are impacted by external factors outside the control of the majority of STIP participants, the Committee decided that income taxes should not factor into the calculation.
Based on earnings before interest and taxes, thereby excluding income taxes and interest expense, neither of which are generally impacted by participants at this level.
Primary Working Capital (20%)
Based on average primary working capital as a percentage of sales (12-month average of the sum of accounts receivable, net, and inventory, net, less accounts payable and customer deposits divided by net sales for the year).

Calculations of award levels and actual performance levels are subject to adjustment at the discretion of the Committee. Historically, the Committee has made adjustments to award and actual performance levels for items considered to be extraordinary or nonrecurring or other items the Committee determines should not impact the awards to plan participants, favorably or unfavorably.
Individual Objectives
Measurement of performance against individual objectives is determined through our annual performance appraisal process. This process has both objective and subjective components and is subject to the discretion of our CEO and the Committee with respect to NEOs and our Committee alone with respect to our CEO.
Individual objectives for our executive officers are set in the first quarter of each fiscal year jointly by the CEO and each executive officer and then submitted for approval by the Committee. Following the end of each year, the Committee determines the individual performance-based bonus payouts by considering: (i) input from the CEO; (ii) personal observations on performance and (iii) achievement of individual objectives. Individual objectives consist of: (i) pre-defined competencies applicable to all executives and (ii) personal objectives that are specific to each executive. Competencies include, among others, business acumen, customer focus and strategic agility. Specific personal objectives may relate to financial or strategic initiatives such as expense reduction, acquisitions or divestitures, sales targets or product quality. Measuring actual performance relative to objectives defined at the beginning of the year allows us to differentiate among executives and emphasize the link between personal performance and compensation.
The Committee may adjust the amount payable to any participant with respect to the individual objectives, reducing it to as low as zero or increasing it to as much as twice the individual performance target component percentage. For example, the Committee may further reward executives who consistently demonstrate outstanding performance.
Payouts and Clawback Policy
Typically, in February of each year, the Committee determines the STIP cash awards based upon prior-year performance. Cash bonus incentive payments are generally made in March.
Threshold, target or maximum goal achievement results in a corresponding cash incentive award equal to a pre-set percentage of the executive’s base salary. The target percentage for each executive is based on competitive market data. If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting cash incentive award are interpolated on a straight-line basis between the end-points.
The Committee retains the discretion to adjust the individual portion of the STIP award and approves the total amount of the STIP award. The total individual performance portion of the STIP is limited to twice the individual performance target component percentage. In addition, the STIP limits the total award to twice each participant’s target bonus opportunity.
Payments under the STIP are subject to a “clawback” policy under which we require that, to the extent practicable upon the occurrence of specified events, an NEO must repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate and (ii) a determination that the amount of such performance-based bonus would have been less than the amount previously paid to such NEO, taking into account the restated financial results or otherwise corrected performance results.
Long-Term Equity Incentives
We believe equity ownership plays a key role in merging the interests of our executives with our stockholders. Our long-term equity incentive plan is designed simultaneously to attract, motivate and retain experienced executives and to encourage their commitment to our long-term business strategy and success. Typically, the Committee grants long-term equity incentive awards on an annual basis as well as periodically upon promotion or hiring. We have stock ownership guidelines for our executive officers and key management personnel designed to ensure continued ownership as discussed below under the heading “Executive Stock Ownership Requirement.”
The Committee emphasizes pay-for-performance by structuring awards to our Section 16 Officers with two components: stock options and performance share units, with limited exceptions. The overall value of the long-term incentives is split evenly between each component. Stock options have value only if our share price appreciates and vest ratably over a three-year period measured from the date of grant. Likewise, performance share units are earned only if the Company achieves performance targets tied to two key financial metrics — earnings per share (“EPS”) from continuing operations (weighted at 75%) and ROIC (weighted at 25%). In our view, EPS from continuing operations and ROIC are the most relevant measures because they most directly affect long-term stock price appreciation. If the Company does not achieve a threshold level of performance for each metric measured independently, the corresponding percentage award tied to that metric is forfeited, no units are earned and no shares are issued. These awards are valued using the closing price of our common stock on the grant date at target level of performance.
The table below illustrates our annual performance award mix over the last three fiscal years and in 2015, our performance measures, the applicable performance period and whether the award was earned.

Fiscal Year	Annual Equity Award Mix (1)	Performance Share Unit Metric (2)(3)	Performance Period (4)	Award Earned or Not Earned (5)
2012	Performance Share Units (50%) Stock Options (50%)	EPS from Continuing Operations	1 year	Earned
2013				Earned
2014	Performance Share Units (50%) Stock Options (50%)	EPS from Continuing Operations (75%)	2 years	To be determined at end of fiscal year 2015
ROIC (25%)
2015	Performance Share Units (50%) Stock Options (50%)	EPS from Continuing Operations (75%)	3 years	To be determined at end of fiscal year 2017
ROIC (25%)

(1)
Stock options are inherently at-risk and have value only if our stock price increases. These awards are not tied to a performance metric and vest ratably over a three-year period measured from the grant date.

(2)
If the Company does not achieve a threshold level of performance for each metric measured independently, the corresponding percentage award tied to that metric is forfeited, no units are earned and no shares are issued.

(3)
Effective fiscal year 2014, we adjusted the weighting placed on the EPS performance metric to 75% and added ROIC as a performance metric, weighted at 25%. The 2014 awards included an additional one-year vesting period measured from the end of the performance period. The same performance metric categories and weightings are retained in fiscal year 2015.

(4)
Effective fiscal year 2014, we increased the performance period from one to two years followed by a one-year vesting period. Effective fiscal year 2015, we further increased the performance period from two to three years and, subject to performance, vesting occurs at the end of the performance period. These modifications advance our compensation philosophy by further deepening the linkage between the long-term interests of our executives and stockholders.

(5)
For fiscal years 2012 and 2013, the performance period was one year followed by an additional two-year vesting period measured from the end of the performance period. For fiscal year 2012, the Company exceeded maximum performance for the relevant performance metric. The performance share units were earned at 200% and the underlying shares of Company common stock were issued in January 2015 following completion of the two-year vesting period on December 31, 2014. For fiscal year 2013, the Company exceeded maximum performance for the relevant performance metric. The performance share units were earned at 200% and the underlying shares of Company common stock are subject to the completion of a two-year vesting period measured from the end of the performance period. These shares will be issued if the recipient remains employed by the Company through December 31, 2015.

As under our STIP, performance share unit awards utilize threshold, target and maximum goals. Performance at the end of the applicable performance period against those targets results in a corresponding percentage of earning of such awards up to 200% at maximum level of performance. If performance falls between the threshold and target goals or the target and maximum goals, the bonus percentage and resulting equity award earning is interpolated on a straight-line basis between the end-points.
The Committee maintains the discretion and flexibility to grant other equity incentives on a case-by-case basis in accordance with our compensation philosophy and to promote internal equity. For example, the Committee may award restricted stock units to certain employees, international employees in particular, in substitution for one or more components of the standard grant described above. The award value and the type of grant will take into account applicable law, administrative concerns and competitive market data for the specific country at issue.

Executive Stock Ownership Requirement
We require each of our executive officers to maintain a certain level of Company stock ownership while employed, pursuant to our Stock Ownership Guidelines for Executive Officers and Directors. Specifically, those executives who have the strongest ability to impact our earnings are subject to the provisions of this policy. In 2014, we extended the application of this policy to key management personnel and other corporate officers. We believe executive equity ownership plays a key role in aligning the interests of our executives, key decision-makers and officers and stockholders.
The table below illustrates our target stock ownership requirements. Target ownership is expressed as a multiple of the executive officer’s current base salary (i.e., the total stock value of the participant’s holdings must equal or exceed the specified target value).

Position/Title	Target Ownership Level
President and CEO	5 x Base Salary
COO and CFO	3 x Base Salary
All Other Section 16 Officers	2 x Base Salary
Selected Key Management Personnel and Other Corporate Officers	1 x Base Salary
The earned equity holdings of Messrs. Martin and Boettger and Ms. Sherman exceed our target ownership levels. Mr. Cooper and Ms. Cook continued to make progress toward achieving their respective target ownership levels. Toward our requirements, we count all vested stock, unvested restricted stock awards or restricted stock units, earned but unvested performance share units at the level that they were earned and shares owned in 401(k) and profit sharing plans.
Generally, executive officers are not permitted to sell shares of Company stock prior to achieving their ownership target. Once achieved, the target ownership level must be maintained before any sale is permitted unless an exclusion or exception applies. Sales of Company stock held in the 401(k) plan are excluded. Executive officers below target ownership levels must obtain CEO approval prior to selling their shares. Exceptions to these guidelines may be granted depending upon the circumstances and if the executive officer is making adequate progress toward achieving his or her ownership target. Under these guidelines, shares may be tendered (i) to pay taxes upon the vesting of restricted stock shares, performance share units or exercise of stock options or (ii) to pay the exercise price upon the exercise of stock options. There is no minimum time period required to achieve the target ownership level.
Once an executive officer has reached his or her target ownership level, he or she is also required to retain 50% of the net shares received from any exercised options or vested shares of common stock (over and above target ownership level) for at least two years from the exercise or vesting date.
Similar guidelines also apply to non-employee directors and are discussed in the section titled “Director Compensation” under the heading “Equity Compensation.”
Insider Trading Restrictions and Policy Against Hedging and Pledging of Company Stock
Consistent with securities laws and pursuant to our insider trading policy, we prohibit directors, employees and certain of their family members from: (i) purchasing or selling Company stock while such person is aware of material non-public information and (ii) providing material non-public information to any person who may trade while aware of such information. Trades by directors and executive officers are prohibited during certain blackout periods.
We also prohibit all directors, officers and employees subject to our Stock Ownership Guidelines from engaging in certain speculative trading activities with regard to Company stock such as selling stock “short,” holding stock in margin accounts or pledging Company stock.
Retirement and Health and Welfare Benefits
We recognize that our employees are critical to our profitable growth and that employee well-being is an important compensation component. We offer a competitive package of Company sponsored health and welfare benefits to all eligible employees, including our NEOs.

Retirement and Health and Welfare Benefits
Retirement Plans
Executives participate in the same retirement savings plans available to other eligible employees. Our Retirement Savings Plan is a 401(k) defined contribution plan that includes both a matching component and an additional points-weighted Company contribution, providing an opportunity for enhanced benefits. Generally, all eligible employees receive a Company-matching contribution of up to 50% of the first 6% of the compensation the employee elects to defer into the plan. Eligible employees may receive an additional Company-paid retirement contribution between 1% and 4% of eligible compensation based on age and years of service.
For those eligible employees who wish to defer additional income, but are subject to certain limits of the Internal Revenue Code, our non-qualified Savings Restoration Plan restores Company contributions through a notional Company contribution and notional earnings from investments, and provides investment choices similar to those available under the 401(k) plan.
Certain employees, including two of our NEOs, continue to participate in our defined benefit plan. We froze years of service under the plan at December 31, 2006 and wage increases will freeze effective December 31, 2016.

Health and Welfare Plans
NEOs may participate in the same broad-based, market-competitive health and welfare plans (medical, prescription, dental, vision, wellness, life and disability insurance) that are available to other eligible employees.

Perquisites
We provide executives with modest perquisites that the Committee deems reasonable and consistent with our compensation philosophy. We currently provide the following perquisites:

•	airline club memberships; and

•	auto allowances.
The Committee periodically reviews the amount and nature of perquisites and may approve additional perquisites on an individual basis in its discretion. No other additional perquisites were approved for fiscal year 2014.
Setting Actual Compensation for Our NEOs
Our compensation actions for our NEOs are summarized below.
Base Salary
In setting NEO base salaries for fiscal year 2014, the Committee evaluated and weighed Company and individual performance, level of responsibility and actual salary compared to the targeted level. In February 2015, the Committee engaged in the same process and weighed the same factors in setting NEO base salaries for fiscal year 2015. The base salaries of our executive officers for 2015 are targeted at the 50th percentile of competitive market data.
The table below sets forth base salary information for each of our NEOs for fiscal years 2013 through 2015.

NEO	2013 Annual Base Salary	2014 Annual Base Salary	2015 Annual Base Salary	% Change between 2013 and 2014	% Change between 2014 and 2015
Dennis J. Martin	$755,000	$780,000	$805,000	3.3%	3.2%
Jennifer L. Sherman (1)	$380,000	$393,300	$435,000	3.5%	10.6%
Brian S. Cooper	$320,000	$339,200	$349,400	6.0%	3.0%
Bryan L. Boettger	$238,750	$245,913	$253,300	3.0%	3.0%
Julie A. Cook	$236,900	$251,114	$258,600	6.0%	3.0%

(1)	Ms. Sherman received an increase of 10.6% in recognition of her 2014 promotion to COO.
Annual Cash Incentive Payments — STIP
Financial-Based Incentive Compensation
For fiscal year 2014, we measured the earnings component at the Company level based on consolidated income before income taxes. At the Group and Division levels, we measured earnings based on earnings before interest and taxes. In doing so, the Committee excluded income taxes and interest expense, which generally are not impacted by the performance of lower level executives whose STIP includes a Group and/or Division level earnings component.

At the Company, Group and Division levels, we measured primary working capital as a percentage of sales (12-month average of the sum of accounts receivable, net, and inventory, net, less accounts payable and customer deposits divided by net sales for the year).
The threshold, target and maximum goals relating to our NEOs, along with the Company’s actual performance with respect to these goals, are set forth in the following tables.
2014 STIP — Financial-Based Incentive Earnings Measures and Actual Performance

($ in millions)	Threshold	Target	Maximum	Actual	Payout Percentage
Federal Signal Corporation	$61.7	$74.2	$86.8	$87.3	200%
Safety and Security Systems Group	$25.6	$33.3	$41.1	$31.3	87%
2014 STIP — Financial-Based Incentive Primary Working Capital Measures and Actual Performance

(%)	Threshold	Target	Maximum	Actual	Payout Percentage
Federal Signal Corporation	20.4%	17.7%	15.0%	17.0%	126%
Safety and Security Systems Group	21.6%	18.8%	16.0%	19.2%	93%
Aggregate Targets and Actual Incentive Compensation
As shown in the tables that follow, for fiscal year 2014, the target annual bonus opportunity for Mr. Martin was set at 100% of his base salary and the target opportunities for Ms. Sherman and Mr. Cooper were set at 60% of their base salaries. Mr. Boettger and Ms. Cook’s target annual bonus opportunities were respectively set at 45% and 40% of their base salaries.
2014 STIP — Aggregate Targets

Name	Target Bonus Opportunity as Percentage of Salary	Target Financial- Based Incentive	Target Individual Performance- Based Incentive	Total Target Incentive
Dennis J. Martin	100%	$546,000	$234,000	$780,000
Jennifer L. Sherman	60%	$165,186	$70,794	$235,980
Brian S. Cooper	60%	$142,464	$61,056	$203,520
Bryan L. Boettger	45%	$77,463	$33,198	$110,661
Julie A. Cook	40%	$70,312	$30,134	$100,446
The annual incentive bonuses paid to our NEOs for fiscal year 2014 performance under the applicable financial and individual performance-based measures are shown below.
2014 STIP — Aggregate Payments

Name	Payment Based on Company Performance	Payment Based on Business Unit Performance(s)	Payment Based upon Individual Performance	Total STIP Payment	Percent of Target
Dennis J. Martin (1)	$976,560	$—	$468,000	$1,444,560	185%
Jennifer L. Sherman (1)	$295,447	$—	$141,588	$437,035	185%
Brian S. Cooper (1)	$254,807	$—	$76,320	$331,127	163%
Bryan L. Boettger (1)(2)	$55,419	$69,783	$49,797	$174,999	158%
Julie A. Cook (1)	$125,758	$—	$45,201	$170,959	170%

(1)
In recognition of their contributions and outstanding leadership in the continued execution of the Company’s turnaround strategy and in the achievement of our strong 2014 financial performance, Mr. Martin and Ms. Sherman were each awarded two times their targets for individual performance, Mr. Cooper was awarded one and one-quarter times his target for individual performance, and Mr. Boettger and Ms. Cook were each awarded one and one-half times their targets for individual performance.

(2)	Mr. Boettger’s STIP is determined by Group and Division performance measures.

The STIP design will continue to be comprised of 70% financial objectives and 30% individual objectives. The financial objectives are comprised of an earnings measure weighted at 50% and a primary working capital measure weighted at 20%.
Long-Term Equity Incentives
In May 2014, the Committee granted long-term equity incentive awards in the form of options, performance share units and time-based restricted stock as specified below:

•
Messrs. Martin, Cooper and Boettger, and Mses. Sherman and Cook received options to purchase 104,312; 24,340; 10,779; 33,031; and 8,344 shares of our common stock, respectively, at an exercise price of $14.48 per share (the closing price of our stock on date of grant). The options vest in three equal annual installments on the first three anniversaries of the grant date.

•
Messrs. Martin and Cooper and Mses. Sherman and Cook received performance share units of 51,795; 12,085; 16,402; and 4,144, respectively. Each performance share unit represents a right to receive up to two shares of our common stock based upon achieving certain performance targets during a two-year performance period ending December 31, 2015. The award is subject to vesting requirements that require each recipient to remain employed with us for an additional one year following the end of the performance period (i.e. until December 31, 2016).

•	Mr. Boettger received 5,352 shares of time-based restricted stock in lieu of performance share units.
Independent Compensation Consultant
For fiscal year 2014, Towers Watson assisted the Committee in its annual review of our executive compensation programs, including assistance in developing benchmarks for executive compensation and preparation of our proxy statement. Towers Watson also participated in select Committee meetings. The aggregate fees paid to Towers Watson for executive compensation services in fiscal year 2014 totaled $14,400. Towers Watson also provided pension and benefit consulting and other services to the Company during fiscal year 2014 at the request of Company management. The aggregate fees for the additional services totaled $309,000. The Committee discussed the independence of Towers Watson and whether the provision of the additional services created a conflict of interest. In doing so, the Committee considered each of the factors set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934, as amended, and NYSE rules. As part of its review, the Committee received a letter from Towers Watson that discussed its independence and provided relevant disclosure regarding the SEC and NYSE factors.
Management and the Committee determined that Towers Watson was independent based in part on the following reasons:

•	The total fees paid to Towers Watson of $323,400 represented approximately 0.009% of Towers Watson’s revenue for its 2014 fiscal year-end ($3.5 billion);

•	There is no overlap between the Towers Watson team that provided services to the Committee and the Towers Watson team that provided the additional services;

•	No member of the Towers Watson team receives additional compensation as a result of the provision of services to the Committee or with respect to the additional services;

•	Towers Watson prohibits compensation consultants from owning stock in any companies it advises;

•	There are no business ventures or personal relationships between Towers Watson and any member of the Committee; and

•	There is no affiliation between any member of Towers Watson’s team and any member of our Board or any NEO.
After its review, the Committee retained Towers Watson as the Company’s independent compensation consultant for 2015.
Benchmarks for Executive Compensation
Compensation levels for our executives are compared to the compensation paid to executives at the peer companies listed below. Our objective is to attract and retain the most highly qualified executives. In doing so, we draw from a pool of talent that is highly sought after by large and established companies within a market that is global in scope.

The Company, with the assistance of Towers Watson, generally reviews and updates its peer group biennially, most recently in 2012. In 2014, the Company deferred the peer group review until 2015 in order to align the review with our scheduled 2015 Section 16 Officer compensation benchmarking. Our peer group is consistent with peer groups established by certain major proxy advisory firms.

Federal Signal Peer Group Companies
• Actuant Corporation	• Graco Inc.
• Alamo Group	• The Greenbrier Companies Inc.
• Astec Industries, Inc.	• John Bean Technologies Corporation
• Brady Corporation	• Nordson Corporation
• Columbus McKinnon Corporation	• Powell Industries
• Commercial Vehicle Group	• Standex International
• EnPro Industries, Inc.	• Teleflex Incorporated
• ESCO Technologies Inc.	• Tennant Company
• L.B. Foster Company	• TriMas Corporation
• Franklin Electric Company, Inc.
Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits
Our compensation policy provides as follows:

•
Except as noted below, we will not enter into any employment agreement, severance agreement or change-in-control agreement that requires us to make or agree to make any tax gross-up payments to any NEO except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement; and

•
Unless approved by a vote of our stockholders entitled to vote in an election of directors, we will not enter into any compensation agreement with any NEO that provides for severance payments (excluding the value of any accelerated vesting of equity based awards) in an amount exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination (determined as an annualized amount) or either of the immediate two preceding years; plus (ii) either the NEO’s current target bonus or the highest annual bonus awarded to the NEO in any of the three years preceding the year in which the NEO’s termination of employment occurs (excluding the value of any accelerated vesting of equity based awards).

This compensation policy does not alter the terms of any agreement or compensation or benefit plan in effect before the adoption of the policy in 2009, including a change-in-control agreement with Ms. Sherman that was executed before 2009.
Impact of Accounting and Tax Treatment on Forms of Compensation Paid
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of the CEO and the next three most highly compensated other executive officers other than the CFO. The Committee intends to structure compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) if it is appropriate based on its assessment of the interests of the Company and its stockholders. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Committee believes that it is important and necessary that it retains the discretion to provide and revise compensation arrangements, such as base salary and cash bonus incentive opportunities, that may not qualify under Section 162(m) if such arrangements are in the best interests of our Company and our stockholders.

COMPENSATION AND BENEFITS COMMITTEE REPORT
The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis provided above with management. The Committee has recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION AND BENEFITS COMMITTEE
Brenda L. Reichelderfer, Chair
James E. Goodwin
Paul W. Jones
William F. Owens
Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

EXECUTIVE COMPENSATION
Summary Compensation Table
The table below sets forth information concerning compensation paid to or accrued for our NEOs during the last three fiscal years.
Summary Compensation Table for Fiscal Years 2012 through 2014

Name and Principal Position	Year	Salary	Bonus (1)(7)	Stock Awards (2)(7)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Dennis J. Martin, President and CEO	2014	$775,833	$—	$749,992	$750,003	$1,444,560	$—	$170,074	$3,890,462
	2013	$750,000	$—	$650,000	$649,998	$1,359,554	$—	$169,970	$3,579,522
	2012	$715,750	$393,000	$675,000	$550,000	$1,350,000	$—	$91,417	$3,775,167
Jennifer L. Sherman, COO	2014	$391,083	$—	$237,501	$237,493	$437,035	$75,369	$81,289	$1,459,770
	2013	$375,000	$—	$227,497	$227,502	$410,567	$—	$78,920	$1,319,486
	2012	$347,458	$205,000	$312,500	$187,500	$391,034	$68,634	$67,543	$1,579,669
Brian S. Cooper, Senior Vice President and CFO	2014	$336,000	$—	$174,991	$175,005	$331,127	$—	$22,897	$1,040,020
	2013	$191,590	$—	$153,998	$153,999	$189,296	$—	$15,320	$704,203
	2012	$—	$—	$—	$—	$—	$—	$—	$—
Bryan L. Boettger, President, Public Safety Systems Division of the Safety and Security Systems Group	2014	$244,719	$—	$77,497	$77,501	$174,999	$114,685	$29,755	$719,156
	2013	$237,021	$—	$77,498	$77,499	$114,928	$—	$29,734	$536,680
	2012	$—	$—	$—	$—	$—	$—	$—	$—
Julie A. Cook, Vice President, Human Resources	2014	$248,745	$—	$60,005	$59,993	$170,959	$—	$47,725	$587,427
	2013	$—	$—	$—	$—	$—	$—	$—	$—
	2012	$—	$—	$—	$—	$—	$—	$—	$—

(1)
Due to the important nature of our debt refinancing and the outstanding performance of the executives leading the initiative, on February 22, 2012, in connection with the Company’s refinancing of its credit and note facilities, the Compensation and Benefits Committee awarded one-time cash bonuses to Mr. Martin and Ms. Sherman in the amounts of $268,000 and $80,000, respectively. These amounts are included in the bonus amounts indicated in the table for fiscal year 2012. The balance of the amounts depicted are described in footnote (7).

(2)
The stock award values represent the aggregate grant date fair values computed in accordance with ASC 718. These figures reflect long-term equity incentive restricted stock awards and performance share units, discussed in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” The restricted stock awards are valued at the closing price of our Company’s common stock on the grant date. Performance share units granted in fiscal years 2012, 2013 and 2014 were valued at the closing price of our Company’s stock on the grant dates, resulting in values of $5.50 for grants in 2012, $8.40 and $9.03 for grants in 2013 and $14.48 for grants issued in 2014. For fiscal year 2012, we achieved the EPS from continuing operations maximum and 200% of the target units were earned. The shares underlying the earned units vested on December 31, 2014 upon the completion of the applicable two-year vesting requirement. For fiscal year 2013, we achieved the EPS from continuing operations maximum and 200% of the target units were earned. The shares underlying the earned units will be issued upon completion of an additional two-year vesting requirement requiring their employment by the Company through December 31, 2015. For fiscal year 2014, we adjusted the weighting of the EPS metric from 100% to 75%, added an ROIC performance metric (weighted at 25%) and expanded the performance period from one to two years. The performance period ends on December 31, 2015 and is followed by an additional one-year vesting period.

(3)
The option award values represent the grant date fair values computed in accordance with ASC 718. These amounts reflect long-term equity incentive stock option grants, discussed in further detail in the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Long-Term Equity Incentives.” The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $7.19 for options granted on May 5, 2014; $4.87 for options granted on May 28, 2013; $4.50 for options granted on May 9, 2013; and $2.73 for options granted on May 9, 2012. For information on the assumptions used to calculate the value of the stock option awards, refer to Note 11 — Stock-Based Compensation to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on March 2, 2015.

(4)
Reflects cash payments under the STIP. For a description of this program, see the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments.”

(5)
Reflects the actuarial increase in the present value of the NEOs’ benefits under all pension plans, including our supplemental pension plans, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, and includes amounts which the NEO may not currently be entitled to receive because such amounts are not vested. The present value of the benefits for eligible NEOs increased in 2014, driven primarily by a lower discount rate. Earnings on deferred compensation are not reflected in this column because the return on earnings is calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the tax-qualified 401(k) savings plan, and dividends on our common stock are paid at the same rate as dividends paid to stockholders.

(6)	All other compensation in fiscal year 2014 includes the following aggregate perquisites and other items.

Name	Auto Allowance	Contribution to Retirement Savings Plans	Savings Restoration Plan Contributions	Other Items (a)	Totals
Dennis J. Martin	$13,800	$15,983	$138,394	$1,897	$170,074
Jennifer L. Sherman	$11,400	$18,200	$50,535	$1,154	$81,289
Brian S. Cooper	$11,400	$10,892	$—	$605	$22,897
Bryan L. Boettger	$11,400	$17,915	$—	$440	$29,755
Julie A. Cook	$11,400	$13,156	$22,721	$448	$47,725

(a)
For Mr. Martin, includes $500 for membership in the United Airlines United Club and $1,397 for life insurance premium payments. For Ms. Sherman, includes $450 for membership in the United Airlines United Club and $704 for life insurance premium payments. For Messrs. Cooper and Boettger, and Ms. Cook, amounts stated are for life insurance premium payments.

(7)
The 2012 “Bonus” and “Stock Awards” columns include incentive bonuses awarded to Mr. Martin and Ms. Sherman on June 21, 2012 with respect to the sale of the former Federal Signal Technologies Group (“FSTech”) businesses in the amount of $250,000 to each of them contingent upon the closing of the sale of FSTech. The bonuses were paid on September 4, 2012, following the closing of the FSTech sale as follows: (i) $125,000 in cash and (ii) $125,000 in shares of restricted stock awarded under our 2005 Executive Incentive Compensation Plan (2010 Restatement) (i.e., an award of 20,458 shares based on the closing price of the Company’s common stock on the date of grant of $6.11 per share). The restricted stock will vest in full on September 4, 2015, subject to continued employment.

Grants of Plan-Based Awards
The table below sets forth information concerning grants of plan-based awards to our NEOs during fiscal year 2014.
Grants of Plan-Based Awards in Fiscal Year 2014

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Dennis J. Martin		$390,000	$780,000	$1,560,000	—	—	—	—	—	$—	$—
	5/5/2014	$—	$—	$—	25,898	51,795	103,590	—	—	$—	$749,992
	5/5/2014	$—	$—	$—	—	—	—	—	104,312	$14.48	$750,003
Jennifer L. Sherman		$117,990	$235,980	$471,960	—	—	—	—	—	$—	$—
	5/5/2014	$—	$—	$—	8,201	16,402	32,804	—	—	$—	$237,501
	5/5/2014	$—	$—	$—	—	—	—	—	33,031	$14.48	$237,493
Brian S. Cooper		$101,760	$203,520	$407,040	—	—	—	—	—	$—	$—
	5/5/2014	$—	$—	$—	6,043	12,085	24,170	—	—	$—	$174,991
	5/5/2014	$—	$—	$—	—	—	—	—	24,340	$14.48	$175,005
Bryan L. Boettger (4)		$55,331	$110,661	$221,322	—	—	—	—	—	$—	$—
	5/5/2014	$—	$—	$—	—	—	—	5,352	—	$—	$77,497
	5/5/2014	$—	$—	$—	—	—	—	—	10,779	$14.48	$77,501
Julie A. Cook		$50,223	$100,446	$200,892	—	—	—	—	—	$—	$—
	5/5/2014	$—	$—	$—	2,072	4,144	8,288	—	—	$—	$60,005
	5/5/2014	$—	$—	$—	—	—	—	—	8,344	$14.48	$59,993

(1)	See the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” under the heading “Annual Cash Incentive Payments.”

(2)
These columns include information regarding performance share units. The “Threshold” column represents the minimum amount payable when threshold performance is met (50% of performance share units granted are earned for each metric). If performance is below the threshold performance, no units are earned. The “Target” column represents the amount payable if each metric achieved is equal to target (100% of performance share units granted are earned for each metric). The “Maximum” column represents the full payout potential under the plan if the performance under the metric is equal to or greater than maximum (200% of performance share units granted are earned for each metric). Shares of Company stock are awarded, if any, as a percentage of the pre-determined target shares for that executive officer ranging from 0% to 200% as determined by the performance against the applicable metrics. For fiscal year 2014, the performance metric was EPS from continuing operations weighted at 75% and ROIC weighted at 25%. The performance period was expanded from one to two years. The performance period ends on December 31, 2015 and is followed by an additional one-year vesting period.

(3)
The grant date fair values are calculated based upon ASC 718. The fair value of performance share units was set at the closing price of our Company’s common stock on the grant date, resulting in an estimated fair value of $14.48 for units granted on May 5, 2014. The Black-Scholes model is used to estimate the fair value of stock options, resulting in an estimated value of $7.19 on May 5, 2014.

(4)	Mr. Boettger was granted restricted stock awards in lieu of performance share units.

Information Regarding Equity Awards
Outstanding Equity Awards at Fiscal Year-End
The table that follows sets forth information concerning outstanding equity awards held by our NEOs at the end of fiscal year 2014.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised, Unearned Options	Option Exercise Price (2)	Option Expiration Date	Number of Unvested Shares or Stock Units (3)(4)(5)	Market Value of Unvested Shares or Units of Stock (6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Unvested Rights	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Unvested Rights
Dennis J. Martin	3/12/08	5,000	—	—	$12.39	3/12/18	—	$—	—	$—
	10/30/10	90,875	—	—	$5.39	10/30/20	—	$—	—	$—
	5/4/11	159,990	—	—	$6.52	5/4/21	—	$—	—	$—
	5/9/12	134,310	67,155	—	$5.50	5/9/22	—	$—	—	$—
	9/4/12	—	—	—	$—	—	20,458	$315,872	—	$—
	5/9/13	48,148	96,296	—	$8.40	5/9/23	—	$—	—	$—
	5/9/13	—	—	—	$—	—	154,762	$2,389,525	—	$—
	5/5/14	—	104,312	—	$14.48	5/5/24	—	$—	—	$—
	5/5/14	—	—	—	$—	—	51,795	$799,715	—	$—
Jennifer L. Sherman	2/10/05	15,700	—	—	$16.01	2/10/15	—	$—	—	$—
	2/8/06	13,525	—	—	$16.94	2/8/16	—	$—	—	$—
	2/26/07	11,700	—	—	$16.10	2/26/17	—	$—	—	$—
	2/22/08	16,100	—	—	$10.59	2/22/18	—	$—	—	$—
	2/20/09	16,100	—	—	$6.68	2/20/19	—	$—	—	$—
	8/7/09	14,479	—	—	$8.53	8/7/19	—	$—	—	$—
	4/26/10	20,200	—	—	$10.04	4/26/20	—	$—	—	$—
	5/4/11	45,277	—	—	$6.52	5/4/21	—	$—	—	$—
	5/9/12	45,787	22,894	—	$5.50	5/9/22	—	$—	—	$—
	9/4/12	—	—	—	$—	—	20,458	$315,872	—	$—
	5/9/13	16,852	33,704	—	$8.40	5/9/23	—	$—	—	$—
	5/9/13	—	—	—	$—	—	54,166	$836,323	—	$—
	5/5/14	—	33,031	—	$14.48	5/5/24	—	$—	—	$—
	5/5/14	—	—	—	$—	—	16,402	$253,247	—	$—
Brian S. Cooper	5/28/13	10,541	21,081	—	$9.03	5/28/23	—	$—	—	$—
	5/28/13	—	—	—	$—	—	34,108	$526,628	—	$—
	5/5/14	—	24,340	—	$14.48	5/5/24	—	$—	—	$—
	5/5/14	—	—	—	$—	—	12,085	$186,592	—	$—
Bryan L. Boettger	2/10/05	9,000	—	—	$16.01	2/10/15	—	$—	—	$—
	2/8/06	7,500	—	—	$16.94	2/8/16	—	$—	—	$—
	2/26/07	6,100	—	—	$16.10	2/26/17	—	$—	—	$—
	2/22/08	19,300	—	—	$10.59	2/22/18	—	$—	—	$—
	2/20/09	9,800	—	—	$6.68	2/20/19	—	$—	—	$—
	4/26/10	9,300	—	—	$10.04	4/26/20	—	$—	—	$—
	5/4/11	13,055	—	—	$6.52	5/4/21	—	$—	—	$—
	5/9/12	17,460	8,730	—	$5.50	5/9/22	—	$—	—	$—
	5/9/13	5,741	11,481	—	$8.40	5/9/23	—	$—	—	$—
	5/9/13	—	—	—	$—	—	18,452	$284,899	—	$—
	5/5/14	—	10,779	—	$14.48	5/5/24	—	$—	—	$—
	5/5/14	—	—	—	$—	—	5,352	$82,635	—	$—
Julie A. Cook	9/6/12	8,571	4,285	—	$6.25	9/6/22	—	$—	—	$—
	9/6/12	—	—	—	$—	—	6,400	$98,816	—	$—
	5/9/13	4,075	8,148	—	$8.40	5/9/23	—	$—	—	$—
	5/9/13	—	—	—	$—	—	13,094	$202,171	—	$—
	5/5/14	—	8,344	—	$14.48	5/5/24	—	$—	—	$—
	5/5/14	—	—	—	$—	—	4,144	$63,983	—	$—

(1)	Stock options vest ratably over three years from the grant date.

(2)
Prior to fiscal year 2007, the exercise price for each option grant was the lowest sale price of our common stock on the grant date. Beginning in fiscal year 2008 and to date, we use the closing price for our common stock, as reported by the NYSE, on the grant date.

(3)	Restricted stock in this column granted in September 2012 vests in full on the third anniversary of the grant date.

(4)
The performance share units in this column granted on May 9, 2013 and May 28, 2013 were earned at 200% on December 31, 2013. The underlying shares will be issued subject to an additional two-year vesting period that ends on December 31, 2015.

(5)	The performance share units granted on May 5, 2014 are subject to a two-year performance period ending on December 31, 2015 and an additional one-year vesting period ending on December 31, 2016.

(6)	Based on the closing price of $15.44 per share on December 31, 2014.
Option Exercises and Stock Vested in Fiscal Year 2014
The table below sets forth information concerning amounts received or realized by our NEOs upon exercise of options or similar instruments, and the vesting of stock or similar instruments.

Name	Option Awards (1)		Stock Awards (2)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dennis J. Martin	—	$—	200,000	$3,088,000
Jennifer L. Sherman	—	$—	68,182	$1,052,730
Brian S. Cooper	—	$—	—	$—
Bryan L. Boettger	—	$—	26,000	$401,440
Julie A. Cook	—	$—	—	$—

(1)	None of our NEOs exercised stock options during fiscal year 2014.

(2)
These columns relate to shares that vested in fiscal year 2014 pursuant to performance share unit awards granted in fiscal year 2012. We achieved EPS from continuing operations at the maximum level and 200% of the target units were earned. The value realized on vesting includes the impact of a 180.7% increase in share price between May 9, 2012 and December 31, 2014.

Post Retirement Benefits
Pension Benefits Table in Fiscal Year 2014
The table below sets forth the present value of accumulated pension benefits paid to or accrued for our NEOs.

Name	Plan Name (1)	Number of Years Credited Service	Present Value Accumulated Benefit	Payments During Fiscal Year 2014
Dennis J. Martin	—	—	$—	$—
Jennifer L. Sherman	FSC Retirement Plan	11.00	$307,372	$—
Brian S. Cooper	—	—	$—	$—
Bryan L. Boettger	FSC Retirement Plan	17.50	$761,437	$—
Julie A. Cook	—	—	$—	$—

(1)
This qualified retirement plan, which has been frozen since 2006, provides defined payment retirement benefits for certain salaried and hourly employees, including executive officers. Contributions were made on an actuarial group basis and no specific contribution was set aside for any individual participant. The approximate annual pension benefit set forth in the table is based on years of service and compensation, and reflects dollar limitations under the Internal Revenue Code, which limits the annual benefits which may be paid from a tax-qualified retirement plan.

The normal retirement age under our qualified retirement plan is age 65. Ms. Sherman and Mr. Boettger are the only NEOs who participate in this defined benefit retirement plan. The annual pension earned by each is equal to 50% of their average monthly compensation (up to a maximum of $180,000), less one-half of Social Security payments, times their credited service years (up to a maximum of 30 years). For purposes of the plan, “compensation” is calculated as the total of salary plus non-equity incentive plan amounts as set forth in the Summary Compensation Table. Ms. Sherman and Mr. Boettger are eligible to retire under this plan after age 55 after completing at least ten years of service. In the event of commencement of retirement benefits under the plan prior to age 65, the pension benefits payable are reduced by 1/180 for each month up to 60 months, and 1/360 for each month over 60 months by which the actual retirement age (defined as the age at which the participant begins to receive pension benefit payments) is less than 65 years.
Non-Qualified Deferred Compensation for Fiscal Year 2014
The following table sets forth the contributions, earnings, withdrawals/distributions and aggregate balances for NEOs participating in the Federal Signal Corporation Savings Restoration Plan (“Savings Restoration Plan”). The Savings Restoration Plan is an amendment and restatement of the Federal Signal Corporation Supplemental Savings and Investment Plan as of January 1, 2007. Amounts in a participant’s pre-2007 plan account reflect the amounts, if any, credited on behalf of a participant under the plan prior to January 1, 2007, and notional gains, losses, expenses, appreciation and depreciation attributable thereto.
Savings Restoration Plan

Name	Executive Contributions in 2014 (1)	Registrant Contributions in 2014 (2)	Aggregate Earnings in 2014 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year End (4)
Dennis J. Martin	$143,323	$138,394	$26,930	$—	$756,982
Jennifer L. Sherman	$47,422	$50,535	$48,750	$—	$739,002
Brian S. Cooper	$—	$—	$—	$—	$—
Bryan L. Boettger	$—	$—	$663	$—	$12,724
Julie A. Cook	$86,232	$22,721	$6,793	$—	$153,292

(1)	Amounts are included in the “Salary” column of the Summary Compensation Table.

(2)	Amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Aggregate earnings under the plan are not above-market and are not included in the Summary Compensation Table.

(4)
Includes the following amounts that were deferred during fiscal years 2013 and 2012, respectively, under the Savings Restoration Plan: Mr. Martin, $128,475 and $62,066; Ms. Sherman, $47,322 and $37,339; and Ms. Cook, $29,573 and $0.

The Savings Restoration Plan is a non-qualified, unfunded defined contribution plan. The plan provides participants with benefits that would have been provided under the Company’s qualified 401(k) plan but could not be provided due to compensation limits for qualified plans under the Internal Revenue Code.
Eligibility for the Savings Restoration Plan is prescribed by our Company’s Benefits Planning Committee. Under this plan, a participant’s deferral percentage must be the same as under the Retirement Savings Plan. The Company-matching contributions, the Company-paid retirement contributions, deferral percentage limits and eligible compensation follow the same requirements as the Retirement Savings Plan. Amounts deferred under this plan are credited with returns based on the same investment alternatives selected by the participant under the Retirement Savings Plan, which include a Company stock fund and other mutual fund investment alternatives. There are no “above-market earnings” as all earnings are market-based and consistent with the investment funds elected. All deferred amounts, both the Company-matching contributions and Company-paid contributions, are accounted for on the Company’s financial statements as unfunded obligations of the Company.
Generally, distribution of vested account balances occurs within six months following a termination of employment in a lump sum or in annual installments for 5, 10 or 15 years. Amounts in a participant’s pre-2007 plan account are distributed only in the form of Company stock. Amounts in other accounts under the plan, which are invested at the participant’s direction in notional investment funds, are distributed in cash.

Other Potential Post-Employment Payments
Arrangements of NEOs
The tables on the pages that follow reflect the payments and benefits that are available to our NEOs under the Executive General Severance Plan and Change-in-Control Agreements under each type of termination event. The amounts shown assume that the termination of employment occurred on December 31, 2014. The actual amount of payments and benefits that would be received can only be determined upon an actual termination date.
Material Conditions to Receipt of Payments
Payments and benefits in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason” are conditioned upon an NEO’s compliance with the following:

•	Execution of a general release;

•	Non-disclosure of confidential information to a third-party;

•	Non-competition with our Company for 12 months; and

•	Non-solicitation of employees for 12 months.
Payments under the Executive General Severance Plan
Our Executive General Severance Plan provides for the payment of severance in the event of involuntary termination without “Cause” or voluntary termination for “Good Reason.” The Plan limits certain benefits to prevent the payment of duplicative benefits and permits the Company to complete certain corporate transactions without triggering severance obligations.
In March 2013, we limited the group of employees eligible to participate in the Executive General Severance Plan and implemented a one-year service requirement for eligibility, with certain limited grandfathered exceptions. We retained discretion to waive all such limitations and eligibility requirements as may be determined by the Compensation and Benefits Committee on a case-by-case basis.
Additionally, to the extent required to comply with Section 409A of the Internal Revenue Code, certain severance benefits would not be paid to the executive officer prior to the date that is six months from the date of termination (other than due to death).
Termination of the Executive by our Company without “Cause” or by the Executive for “Good Reason”
If an executive’s employment is terminated by our Company without “Cause” or by the executive for “Good Reason” as defined by the Executive General Severance Plan, the Company will provide the following:

•
Cash payments equal to the sum of the executive officer’s base salary and current annual bonus target for Tier I executives; cash payments equal to 75% of the executive officer’s base salary and current annual bonus target for Tier II executives; or cash payments equal to 50% of the executive officer’s base salary and current annual bonus target for Tier III executives;

•	Payment of a percentage of targeted annual incentive bonus based on the number of days worked in the current year;

•
For Tier I and II executives, continuation of health and welfare benefits for up to 12 and 9 months, respectively, following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code);

•
Right to exercise vested options within three months from date of termination (unvested options, performance-based restricted stock units, restricted stock awards and restricted stock units are forfeited); and

•	Vested amounts under our Retirement Savings Plan and Savings Restoration Plan.
If, however, we terminate the executive officer for “Cause” or if the executive officer voluntarily terminates his or her employment without “Good Reason,” no post-termination payments or benefits are provided beyond those vested and accrued under our various compensation plans and programs.
Payments Made Upon Retirement
Upon retirement, payments to Section 16 Officers include payment of accrued and unpaid base salary through the date of retirement, vested amounts under our Retirement Savings Plan and Savings Restoration Plan and, subject to the discretion of the Compensation and Benefits Committee as determined on a case-by-case basis, may include:

•	The right to exercise vested options to the earlier of the expiration date or three years from date of termination; and

•	Vesting of unvested equity awards.
Payments Made Upon Death or Disability
In the event of death or disability, our Executive General Severance Plan and award documents provide the following:

•	Accrued and unpaid base salary through the date of termination of employment;

•	Immediate vesting of all outstanding and unvested stock options which may be exercised for one year from the date of disability or death;

•	Immediate vesting or lapse of restrictions on all restricted stock and restricted stock units, as applicable;

•
Immediate vesting of performance share units, with performance shares distributed at the end of the performance period based on actual performance and prorated through the date of termination of employment; and

•	Vested amounts under our Retirement Savings Plan and Savings Restoration Plan.
In addition to the benefits listed above, in the event of death or disability, executive officers may receive benefits under our disability or our group life insurance plans available to all employees.
Payments Made Upon a Change-in-Control
Our Executive Change-in-Control Severance Agreements provide for certain payments in the event of a “Change-in-Control” and a qualifying termination. Any executive officer eligible for payment under an Executive Change-in-Control Severance Agreement will not be eligible for payment under the Executive General Severance Plan discussed above. Additionally, certain of the equity award agreements issued under our 2005 Executive Incentive Compensation Plan (2010 Restatement) provide for accelerated vesting or a lapse of restrictions if the business segment in which the participant is primarily employed is divested and the divestiture results in the termination of the participant’s employment. Pursuant to our Executive Change-in-Control Severance Agreements, in the event of a separation from service (as defined in Section 409A of the Internal Revenue Code) within 24 calendar months following a Change-in-Control (other than termination for “Cause,” voluntary termination without “Good Reason” or termination by reason of death or disability), or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “Good Reason,” we provide the separated NEO with the following severance benefits:

•	Payment of any accrued and unpaid salary through the date of termination and prorated annual cash incentive bonus target;

•	A lump-sum cash payment up to two times the sum of the executive’s base salary and current annual target bonus opportunity established under the annual bonus plan in which the executive participates;

•	A lump-sum cash payment up to one times the sum of annual base salary and annual cash incentive bonus target as further consideration for an 18-month non-compete covenant;

•	Immediate vesting and lapse of restrictions on all equity-based long-term incentives;

•	Immediate vesting and cash-out of all outstanding cash-based long-term incentive awards; and

•
Continuation of medical insurance coverage for up to 36 months following termination at the same premium cost and at the same coverage level to the executive as in effect for active employees (with the value of medical coverage treated as taxable income to the executive to the extent necessary to comply with Section 409A of the Internal Revenue Code) and continuation of other health and welfare benefits for up to 12 months at the same premium cost and at the same coverage level available to active employees to the extent not duplicative.

Ms. Sherman is entitled to receive an additional “gross-up” payment to cover the full cost of any excise tax and any additional federal, state and local income, excise and employment taxes that arise on the additional payment. No other executive officer is entitled to a “gross-up” payment. For further information, please see the section of this proxy statement under the heading “Compensation Discussion and Analysis — Compensation Policy Regarding Tax Gross-Up Payments and Limitation of Severance Benefits.”
To the extent required to comply with Section 409A of the Internal Revenue Code, a six-month waiting period after termination applies to certain severance benefits payable to an executive officer, unless otherwise payable earlier due to the executive’s death before the six-month waiting period has elapsed.
A “Change-in-Control” under the Executive Change-in-Control Severance Agreements is defined as the occurrence of any one or more of the following events:

•	Acquisition by any one person or group of beneficial ownership of 40% or more of the combined voting power of our Company’s then outstanding securities;

•	Replacement of the majority of the directors during any period of 24 consecutive months;

•
Consummation of a merger or consolidation of our Company with another corporation, other than: (i) a merger or consolidation in which the combined voting securities of our Company immediately prior to such merger or consolidation continue to represent more than 60% of the combined voting power of the voting securities of our Company or the surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of our Company or similar transaction in which no person or group acquires more than 40% of the combined voting power of our Company’s then outstanding securities;

•	Approval by our stockholders of a plan or an agreement for the sale or disposition of all or substantially all of our Company’s assets; or

•
Any other transaction that our Board designates as being a Change-in-Control. The Board modified the Change-in-Control Policy and the form of Executive Change-in-Control Severance Agreement to remove, after March 2010, Board discretion on designating transactions as a Change-in-Control. This modified policy is included in the Executive Change-in-Control Severance Agreements executed by Messrs. Martin, Cooper and Boettger, and Ms. Cook.

Under the Executive Change-in-Control Severance Agreements, “Cause” generally means: (i) the executive officer’s willful and continued failure to substantially perform his or her duties; (ii) the executive’s conviction of a felony; or (iii) the executive’s willful engagement in conduct that is demonstrably and materially injurious to our Company, monetarily or otherwise. “Good Reason” generally means one or more of the following which results in a material negative change in the executive officer’s employment relationship with our Company: (i) the assignment of the executive officer to duties materially inconsistent with the executive’s authority and duties prior to the Change-in-Control or a material reduction in the executive’s duties and authorities; (ii) a reduction in or cancellation of the executive’s salary, bonus, compensation or other benefit plans; (iii) relocation of the executive to a new principal office in excess of 50 miles from the executive’s principal office immediately prior to the Change-in-Control; (iv) the failure of our Company to obtain a satisfactory agreement from any successor to our Company to assume and agree to perform our Company’s obligations under the agreement; or (v) any material breach of the Executive Change-in-Control Severance Agreement by our Company.
Benefits Upon Termination or Change-in-Control Tables
The following tables illustrate the potential payments and benefits to our NEOs under various employment termination events. The assumptions used in preparation of these tables are as follows:

•	We assumed the executive’s termination date was December 31, 2014;

•	When applicable, we used the closing price of our common stock on December 31, 2014, which was $15.44; and

•	When applicable, we assumed the executives were subject to a 39.6% federal tax rate, 5% state tax rate, 1.45% Medicare tax rate and an additional 0.9% Medicare tax.

Potential Post-Employment Payments
President and CEO — Dennis J. Martin (1)

Type of Payment	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination without Cause or for Good Reason
Severance Compensation	$1,560,000	$—	$—	$—	$—	$4,664,400
Pro-Rata Bonus	$780,000	$—	$—	$—	$—	$780,000
Stock Options	$—	$1,445,584	$1,445,584	$—	$1,445,584	$1,445,584
Restricted Stock	$—	$315,872	$315,872	$—	$315,872	$315,872
Performance Shares	$—	$2,789,383	$2,789,383	$—	$2,789,383	$2,789,383
Life Insurance	$1,404	$—	$—	$—	$—	$1,404
Medical Benefits	$8,782	$—	$—	$—	$—	$26,346
Dental Benefits	$403	$—	$—	$—	$—	$1,209
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$2,350,589	$4,550,839	$4,550,839	$—	$4,550,839	$10,024,198

(1)	Mr. Martin’s severance compensation under a Change-in-Control scenario is capped at 2.99 times the sum of his base salary and his bonus at target.

COO — Jennifer L. Sherman

Type of Payment	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination without Cause or with Good Reason
Severance Compensation	$629,280	$—	$—	$—	$—	$1,887,840
Pro-Rata Bonus	$235,980	$—	$—	$—	$—	$235,980
Stock Options	$—	$496,552	$496,552	$—	$496,552	$496,552
Restricted Stock	$—	$315,872	$315,872	$—	$315,872	$315,872
Performance Shares	$—	$962,946	$962,946	$—	$962,946	$962,946
Life Insurance	$708	$—	$—	$—	$—	$708
Medical Benefits	$13,247	$—	$—	$—	$—	$39,741
Dental Benefits	$587	$—	$—	$—	$—	$1,760
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$1,100,533
Other	$—	$—	$—	$—	$—	$—
Total	$879,802	$1,775,370	$1,775,370	$—	$1,775,370	$5,041,932

Senior Vice President and CFO — Brian S. Cooper (1)

Type of Payment	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination without Cause or for Good Reason
Severance Compensation	$542,720	$—	$—	$—	$—	$1,622,733
Pro-Rata Bonus	$203,520	$—	$—	$—	$—	$203,520
Stock Options	$—	$158,496	$158,496	$—	$158,496	$158,496
Restricted Stock	$—	$—	$—	$—	$—	$—
Performance Shares	$—	$619,924	$619,924	$—	$619,924	$619,924
Life Insurance	$611	$—	$—	$—	$—	$611
Medical Benefits	$10,347	$—	$—	$—	$—	$31,041
Dental Benefits	$587	$—	$—	$—	$—	$1,760
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$757,785	$778,420	$778,420	$—	$778,420	$2,638,085

(1)	Mr. Cooper’s severance compensation under a Change-in-Control scenario is capped at 2.99 times the sum of his base salary and his bonus at target.

President, Public Safety Systems Division — Bryan L. Boettger (1)

Type of Payment	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination without Cause or for Good Reason
Severance Compensation	$267,430	$—	$—	$—	$—	$713,148
Pro-Rata Bonus	$110,661	$—	$—	$—	$—	$110,661
Stock Options	$—	$177,950	$177,950	$—	$177,950	$177,950
Restricted Stock	$—	$82,635	$82,635	$—	$82,635	$82,635
Performance Shares	$—	$284,899	$284,899	$—	$284,899	$284,899
Life Insurance	$332	$—	$—	$—	$—	$443
Medical Benefits	$3,161	$—	$—	$—	$—	$8,429
Dental Benefits	$129	$—	$—	$—	$—	$343
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$381,713	$545,484	$545,484	$—	$545,484	$1,378,508

(1)	Mr. Boettger’s severance compensation under a Change-in-Control scenario is limited to 2 times the sum of his base salary and his bonus at target.

Vice President, Human Resources — Julie A. Cook (1)

Type of Payment	Involuntary Termination without Cause or Voluntary Termination for Good Reason	Death	Disability	Retirement	Change-in- Control Only	Change-in- Control and Termination without Cause or for Good Reason
Severance Compensation	$351,560	$—	$—	$—	$—	$1,051,164
Pro-Rata Bonus	$100,446	$—	$—	$—	$—	$100,446
Stock Options	$—	$104,751	$104,751	$—	$104,751	$104,751
Restricted Stock	$—	$98,816	$98,816	$—	$98,816	$98,816
Performance Shares	$—	$234,163	$234,163	$—	$234,163	$234,163
Life Insurance	$452	$—	$—	$—	$—	$452
Medical Benefits	$—	$—	$—	$—	$—	$—
Dental Benefits	$—	$—	$—	$—	$—	$—
Excise Tax & Gross-Up	$—	$—	$—	$—	$—	$—
Other	$—	$—	$—	$—	$—	$—
Total	$452,458	$437,730	$437,730	$—	$437,730	$1,589,792

(1)	Ms. Cook’s severance compensation under a Change-in-Control scenario is limited to 2.99 times the sum of her base salary and her bonus at target.

AUDIT COMMITTEE REPORT
The Audit Committee of our Board is currently comprised of three independent directors, two of whom are financial experts, as defined by the SEC and NYSE. The Board has adopted a charter for the Audit Committee, which is available on our website: www.federalsignal.com
In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring (i) the integrity of the accounting, auditing and financial reporting practices and (ii) compliance with legal and regulatory requirements of our Company, including our codes of business conduct and ethics. In addition, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of our Company and its subsidiaries, subject to approval by the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed (i) the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, (ii) the reasonableness of significant judgments and (iii) the clarity of disclosures in the financial statements. The Audit Committee also reviewed disclosures made by our Company’s management during the certification process for the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls.
The Audit Committee reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee per the PCAOB Statement on Auditing Standards No. 16. In addition, the Audit Committee has discussed with the independent accountants the accountants’ independence from management and our Company, including matters in the written disclosures pursuant to PCAOB Rule 3526 — Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the accountants’ independence.
The Audit Committee has adopted a policy for the pre-approval of all services and fees to be provided by our independent accountants for audit, audit-related, tax and all other services, which are allowable under applicable rules and regulations. The Audit Committee (i) annually pre-approves types of services and fees and (ii) periodically approves changes in such authorization and also delegates such periodic approval to the Committee Chairman, who reports any such authorizations to the Audit Committee at its next meeting.
The Audit Committee discussed with our internal auditors and independent accountants the overall scope and plans for their respective audits. The Audit Committee routinely meets with the internal auditors and independent accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.
AUDIT COMMITTEE
John L. Workman, Chair
Bonnie C. Lind
Richard R. Mudge
Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the preceding Audit Committee Report shall not be deemed incorporated by reference in any such filings.

INDEPENDENT REGISTERED ACCOUNTING FIRM FEES AND SERVICES
Accounting Fees
The table below sets forth Deloitte & Touche LLP’s fees for fiscal year 2014, and Ernst & Young LLP’s and Deloitte & Touche LLP’s fees for fiscal year 2013.

Description of Fees ($ in thousands)	2014 (D&T)	2013 (D&T) (1)	2013 (E&Y) (1)
Audit Fees (2)	$1,436	$1,345	$81
Audit-Related Fees (3)	$5	$50	$—
Tax Fees (4)	$21	$—	$—
All Other Fees (5)	$—	$—	$—
Total	$1,462	$1,395	$81

(1)
As a result of a competitive selection process, our Audit Committee replaced Ernst & Young LLP and appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2013, effective June 13, 2013. As a result, we incurred fees from both organizations in 2013.

(2)
These are fees for professional services for: (i) the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements and (ii) the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(3)	These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

(4)
These are fees for professional services with respect to tax compliance, advice and planning. Fees incurred principally relate to review of tax returns, preparation of tax returns or supporting documentation and consultation with regard to various tax planning issues.

(5)	No fees were paid for miscellaneous other services that fall outside the other categories above this row.
Per the policy as described in the Audit Committee Report, the Audit Committee must pre-approve all services and fees to be provided by our independent registered public accounting firm for audit, audit-related, tax and all other services allowable under applicable rules and regulations. All such services and fees provided by our independent registered public accounting firm during fiscal year 2014 were pre-approved by the Audit Committee.

PROPOSAL 2
ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION
In this “say-on-pay” vote, we are asking for your advisory vote on the compensation of our NEOs as disclosed in this proxy statement. We currently hold our say-on-pay vote every year. At the 2014 Annual Meeting, our proposal for NEO compensation received the support of over 95% of the votes cast. The goals, philosophies and practices approved last year are fundamentally the same today.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, we believe in pay-for-performance. Our executive compensation programs are designed to attract, motivate and retain executive officers who are critical to our success. We reward performance and provide compensation that aligns the interests of our executives and stockholders. Our Compensation and Benefits Committee periodically reviews compensation programs for NEOs and structures them to align with our stockholders’ interests and current market practices. We emphasize at-risk compensation, in particular equity compensation, including performance share unit awards.
In fiscal year 2012, we achieved our EPS target at the maximum level and performance share units were earned at 200%, subject to a two-year vesting period that ended on December 31, 2014. Fiscal year 2013 was another strong year for the Company and we achieved our EPS target at the maximum level. Performance share units were earned at 200%, subject to a two-year vesting ending on December 31, 2015. We also met several of our financial goals in 2013 under our STIP and we awarded short-term cash incentive payments to our NEOs. We continued our strong performance in 2014. Beginning in 2014, we instituted a two-year performance period for performance share units. The performance period ends on December 31, 2015 and the vesting period for such grants ends on December 31, 2016.
This vote is not intended to address any specific item of compensation, but rather the overall compensation approach for executive compensation and the Board’s policies and practices described herein. You have the opportunity to vote “FOR,” “AGAINST” or “ABSTAIN.”
Our Compensation and Benefits Committee and our Board believe our process effectively implements our compensation philosophy. Accordingly, we ask you to vote “FOR” the following proposal:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this Proxy Statement, is hereby approved.”
In deciding how to vote on this proposal, you are encouraged to read the description of the Compensation and Benefits Committee’s executive compensation philosophy and its decisions in the “Compensation Discussion and Analysis” section and the executive compensation tables and accompanying disclosures in this proxy statement, as well as the following:

•
Our long-term incentive program is designed to align each executive’s goals with the intermediate and long-term goals of our stockholders through the grant of stock options to purchase shares of our common stock, restricted stock awards and performance share units. Since 2011, with one exception for Mr. Boettger in 2014, we have not granted restricted stock awards to Section 16 officers and have limited long-term incentive awards to stock options (which are inherently at-risk) and performance share units. For equity awards granted in fiscal years 2012 and 2013, we exceeded the performance metric and performance share units were earned at 200% of target each year, subject to an additional two-year vesting period. Performance share units granted in 2014 are subject to a two-year performance period followed by an additional one-year vesting period. The two-year performance period ends on December 31, 2015. Except as stated above, all annual equity awards granted to our executive officers in fiscal year 2014 will only have value if our performance goals are achieved and/or our stock price appreciates.

•Our pay-for-performance philosophy is evident in the composition of our NEOs’ compensation. As shown below, equity compensation is a significant portion of our NEOs’ total compensation.

Name	2014 Equity Compensation	2014 Total Compensation	Percentage of 2014 Total Compensation Attributable to Equity
Dennis J. Martin	$1,499,995	$3,890,462	38.6%
Jennifer L. Sherman	$474,994	$1,459,770	32.5%
Brian S. Cooper	$349,996	$1,040,020	33.7%
Bryan L. Boettger	$154,998	$719,156	21.6%
Julie A. Cook	$119,998	$587,427	20.4%

•
Consistent with our pay-for-performance philosophy, and in light of achieving our performance goals, all of our NEOs received annual cash bonus payments under the STIP for fiscal year 2014 performance.

•
Our Compensation and Benefits Committee has taken a conservative approach with regard to base salaries. Base salaries of our NEOs are targeted at or below the 50th percentile of competitive market data.

•	We believe our pay practices are friendly to stockholders. For example:

•
Our 2005 Executive Incentive Compensation Plan (2010 Restatement): (i) does not use net share counting for stock settlement of stock appreciation rights, for the stock payment of the exercise price of an option and for shares withheld by or otherwise remitted to us to satisfy tax withholding liability; (ii) require that full value awards be counted as the equivalent of 1.51 shares; and (iii) allows shares subject to awards that expired, are canceled or forfeited or are settled in cash to be available for re-issuance under the plan;

•	Our proposed Federal Signal Corporation 2015 Executive Incentive Compensation Plan also does not use liberal share counting;

•
Over the years, we have limited the perquisites available to our executive officers in a manner that we believe is friendly to stockholders. For example, since 2009, we have prohibited any tax gross-up payments, except for such payments provided pursuant to a relocation or expatriate tax equalization plan, policy or arrangement. Only one of our NEOs is entitled to tax gross-up payments based on a grandfathered agreement;

•
Unless approved by our stockholders, since 2009, we have limited severance payments for NEOs to an amount not exceeding 2.99 times the sum of: (i) the NEO’s highest annual base salary for the year of termination or either of the immediate two preceding years and (ii) either the NEO’s current target bonus, or the highest annual bonus awarded to the NEO in any of the three years preceding the year of termination;

•
Payments under the STIP are subject to a “clawback” policy under which the Company will require, to the extent practicable upon the occurrence of specified events, an NEO to repay a portion of his or her performance bonus payment plus a reasonable rate of interest. The clawback policy is triggered by: (i) an accounting restatement or a determination by our Board that the performance results were materially inaccurate and (ii) a determination that the amount of such performance-based bonus payment would have been less than the amount previously paid to such NEO, taking into account the restated financial results or otherwise corrected performance results; and

•
Under the Company’s Executive General Severance Plan, we have limited certain benefits, prevented the payment of duplicative benefits, limited the elements of a termination with “Cause” (which results in ineligibility for benefits), reduced the ability of the executive to terminate for “Good Reason,” increased the Company’s flexibility to complete corporate transactions without triggering severance obligations, limited the group of employees eligible to participate and implemented a one-year service requirement for eligibility (with certain limited grandfathering exceptions).

•
Our Section 16 Officers and other corporate officers are required to own substantial holdings of our common stock while employed by us. Individual stock ownership targets are based on a multiple of between one and five times the executive’s base salary. Mr. Martin, our President and CEO, owns stock valued at more than five times his base salary and exceeds his stock ownership requirement. Likewise, Ms. Sherman, our COO, exceeds her stock ownership requirement with stock holdings in our Company valued at more than three times her base salary. Mr. Boettger, President of the Public Safety Systems Division within our Safety and

Security Systems Group, also exceeds his stock ownership target. Until the target ownership is met, our executive officers’ ability to sell shares of our common stock is limited. In addition, after achieving the ownership target, each executive officer is required to hold 50% of the net shares received from exercised options or vested shares of common stock (over and above the target ownership level) for at least two years from the date of exercise or vesting.

•	The Compensation and Benefits Committee is advised by an independent compensation consultant who keeps the Committee apprised of developments and best practices.
For all of these reasons, we believe our executive compensation programs (i) are well-designed, (ii) appropriately align executive pay with Company performance and (iii) attract, motivate and retain individuals whose interests are aligned with our stockholders.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy on the proposal will be considered approval by the stockholders of the advisory resolution on executive compensation.
The Board recommends that you vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL 3
APPROVAL OF THE FEDERAL SIGNAL CORPORATION
2015 EXECUTIVE INCENTIVE COMPENSATION PLAN
We are requesting that stockholders approve the Federal Signal Corporation 2015 Executive Incentive Compensation Plan (the “2015 Plan”), which was adopted, subject to stockholder approval, by the Board on March 9, 2015.
The Company currently maintains the Federal Signal Corporation 2005 Executive Incentive Compensation Plan (2010 Restatement) (the “2010 Plan”). If stockholders approve the 2015 Plan, no new awards will be granted under the 2010 Plan as of the first day following the 2015 Annual Meeting. Performance share units granted under the 2010 Plan prior to or on the date of the 2015 Annual Meeting will be earned and vest, if at all, in accordance with the terms of the 2010 Plan and the applicable award agreements. The total number of shares that will be made available for equity awards under the 2015 Plan will be 7,800,000 shares of our common stock. Any shares subject to outstanding equity awards under the 2010 Plan that (i) expire, (ii) are canceled or otherwise terminate or (iii) are exchanged or withheld to pay the purchase or exercise price of an award or to satisfy tax withholding obligations at any time, will not be used to fund additional equity awards under the 2015 Plan. In addition, the Compensation and Benefits Committee will have the authority to grant both equity and cash based awards under the 2015 Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”).
If stockholders do not approve the 2015 Plan, the Company will continue to have the authority to grant awards under the 2010 Plan. However, the Company will be unable to grant any form of incentive award consistent with the terms of the 2010 Plan and the Executive Incentive Performance Plan approved after the 2015 Annual Meeting that can qualify as “performance-based compensation” exempt from the $1 million deduction limitation under Section 162(m) of the Code. If shareholders approve the 2015 Plan, the termination of the Company’s grant authority under the 2010 Plan will not affect any outstanding equity awards.
The Board believes that the 2015 Plan is in the best interests of stockholders and the Company, as awards granted under this plan will be used to (i) help attract, motivate and retain key talent, (ii) align employee and stockholder interests, (iii) link employee compensation to Company performance and (iv) maintain a culture based on employee stock ownership. We believe that our use of equity awards and incentive compensation is central to building our organization, achieving our long-term objectives and driving further value for our stockholders.
The Board believes that the Compensation and Benefits Committee has managed the use of shares under the 2010 Plan in a prudent manner. The Board approved the 2015 Plan based in part on a belief that the number of shares currently available under the 2010 Plan does not give the Company sufficient authority and flexibility to adequately provide for future incentives beyond the end of 2015. The Board believes that the 2015 Plan reflects an appropriate balance between providing the Company with the flexibility to continue its equity award program over a multi-year period and stockholder dilution considerations.
Description of the 2015 Plan
The following is a summary of the principal features of the 2015 Plan. This summary does not purport to be a complete description of all of the provisions of the 2015 Plan. It is qualified in its entirety by reference to the full text of the 2015 Plan. A copy of the 2015 Plan is attached to this Proxy Statement as Appendix B.
Share Reserve
The maximum number of shares of our common stock that may be issued or transferred pursuant to equity awards under the 2015 Plan will equal 7,800,000. The maximum number of shares that may be covered by “incentive stock options” within the meaning of Section 422 of the Code may not exceed 7,800,000. The Company may satisfy its obligations under any awards granted under the 2015 Plan by issuing new shares or using Treasury shares and/or shares purchased on the open market or by private purchase.
Shares issued with respect to equity awards granted other than stock options or stock appreciation rights, which are referred to below as Full Value Awards, under the 2015 Plan are counted against its aggregate share limit as 2.05 shares for every share actually issued in connection with a Full Value Award. For example, if 100 shares are issued with respect to a restricted stock unit granted under the 2015 Plan, 205 shares will be counted against the 2015 Plan’s aggregate share limit in connection with that award. This ratio reflects the Board’s assessment of the cost of a Full Value Award as compared to a stock option or stock appreciation award. Previously, the 2010 Plan used a 1.51 to 1 share ratio for Full Value Awards.

The following rules apply for counting shares against the applicable share limits of the 2015 Plan:

•
To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, as opposed to the number of shares actually issued. For example, if a stock option or a stock appreciation right relates to 1,000 shares and is exercised at a time when the number of shares to be issued upon exercise is 150 shares, 1,000 shares shall nevertheless be the net charge against the applicable share limit.

•	Shares used to satisfy tax withholding obligations on any award will not be added back to the share reserve under the 2015 Plan.

•
Shares that are subject to equity awards that expire, or for any reason are canceled or terminated, are forfeited, fail to vest or for any other reason, are not paid or delivered under the 2015 Plan will again be available for subsequent awards under the 2015 Plan. Any such shares subject to Full Value Awards will become available after taking into account the 2.05 to 1 share ratio, discussed above, for these types of awards. For example, if a 100 share restricted stock unit award is made under the 2015 Plan, the award would count as 205 shares against the 2015 Plan’s share limit after giving effect to the 2.05 to 1 share counting rule. If the award is later forfeited before it vests, the 205 shares that were originally counted against the 2015 Plan’s share limit would again be available for subsequent awards under the 2015 Plan.

•
The Company may not increase the applicable share limits of the 2015 Plan by repurchasing shares of the Company’s common stock on the market (by using cash received through the exercise of stock options or otherwise).

•
To the extent that an award is settled in cash instead of shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2015 Plan.

•
Shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in the substitution of awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2015 Plan, and such awards may reflect the original terms of the related award being assumed or substituted for and need not comply with other specific terms of the 2015 Plan.

Award Limits Other than for Non-Employee Directors
The maximum number of shares that may be covered by options and stock appreciation rights granted under the 2015 Plan to any single participant other than a non-employee director during any calendar year is 1,000,000. The maximum number of shares that may be covered by equity awards granted under the 2015 Plan which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code (other than options and stock appreciation rights) to any single participant during any single calendar year is 500,000 (or in the event such performance compensation award is denominated in shares but paid in cash, other securities, other awards or other property, no more than the fair market value of 500,000 shares on the last day of the performance period to which such award relates). The maximum individual limits count shares on a 1-for-1 basis (and not using the 2.05 to 1 ratio used to determine the charge to the share reserve). The 2015 Plan also authorizes the grant of cash-based awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code and are not tied to the value of our shares, subject to a per-participant limit of $5,000,000 for any performance period that is twelve months or less and $10,000,000 for a performance period that is longer than twelve months. The foregoing limits applicable to participants for equity-based awards (other than Options and SARs) and cash-based awards intended to qualify as “performance-based compensation” under Section 162(m) are each subject to an annual 4% increase on each January 1st following the 2015 Annual Meeting.
Award Limits for Non-Employee Directors
The maximum number of shares that may be covered by options and stock appreciation rights granted under the 2015 Plan to a non-employee director during any calendar year is 100,000. The maximum number of shares that may be granted as Full Value Awards under the 2015 Plan to a non-employee director during any calendar year is 50,000. The maximum individual limits count shares on a 1-for-1 basis (and not using the 2.05 to 1 ratio used to determine the charge to the share reserve).

Corporate Governance Aspects of the 2015 Plan
The 2015 Plan includes several provisions that we believe promote best practices by reinforcing alignment with stockholders’ interests. These provisions include, but are not limited to, the following:

•
No Discounted Options or Stock Appreciation Rights: Stock options and stock appreciation rights may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date except to replace equity awards due to a corporate transaction.

•
No Repricing without Stockholder Approval: Other than in connection with corporate reorganizations or restructurings, at any time when the exercise price of a stock option or strike price of a stock appreciation right is above the market value of a share, the Company will not, without stockholder approval, reduce the exercise price of such stock option or strike price of such stock appreciation right and will not exchange such stock option or stock appreciation right for a new award with a lower (or no) purchase price or for cash.

•	No Transferability: Equity awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation and Benefits Committee.

•	No Evergreen Provision: The 2015 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the 2015 Plan can be automatically replenished.

•	No Automatic Grants: The 2015 Plan does not provide for automatic grants to any participants.
Section 162(m) — Performance-Based Compensation
The 2015 Plan has been structured in such a manner so that the Compensation and Benefits Committee can, in its sole discretion, elect to grant equity and cash incentive awards that satisfy the requirements of “performance-based compensation” within the meaning of Section 162(m) of the Code. In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to our CEO or any of our other named executive officers (other than our CFO or any officer who is employed by a subsidiary that is not subject to U.S. income tax), such compensation must qualify as performance-based. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by stockholders. For purposes of Section 162(m), the material terms include the employees eligible to receive compensation, a description of the business criteria on which each performance goal is based, and the maximum amount of compensation that can be paid to an employee under a performance compensation award. Each of these terms as proposed to apply for grants of equity and cash awards after the 2015 Annual Meeting under the 2015 Plan is discussed herein. Stockholder approval of this proposal will constitute approval of the material terms of the 2015 Plan for purposes of Section 162(m) of the Code with respect to grants made after the 2015 Annual Meeting. However, nothing in this proposal precludes the Company or the Compensation and Benefits Committee from granting equity awards that do not qualify for tax deductibility under Section 162(m), including but not limited to time-based restricted stock units, nor is there any guarantee that equity awards intended to qualify for tax deductibility under Section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service (“IRS”).
Eligible Persons
Current and prospective executive officers, officers, other employees, non-employee directors, consultants and advisors of the Company and our affiliates will be eligible to participate in the 2015 Plan. As of March 9, 2015, this group includes seven non-employee directors and approximately 600 employees, consultants and advisors, including our executive officers.
Types of Awards
The 2015 Plan authorizes the Compensation and Benefits Committee to grant non-qualified and incentive stock options, stock appreciation rights and Full Value Awards (including but not limited to restricted stock, restricted stock units, performance share awards and stock bonus awards), dividend equivalents and performance compensation awards payable in cash (including but not limited to short-term incentives or performance share awards) or in shares. A Full Value Award may, among other things, involve the transfer of actual shares of common stock, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock and be subject to performance-based and/or service-based conditions. The Compensation and Benefits Committee may, but is not required to, grant Full Value Awards under the 2015 Plan in a manner intended to qualify as “performance-based compensation” under Section 162(m) of the Code. No grants of equity or cash awards are permitted under the 2010 Plan as of the first day following the 2015 Annual Meeting if this Proposal 3 receives stockholder approval.

Vesting Limitations for Equity Awards
Any Award subject to performance conditions under Section 162(m) of the Code will have a performance and vesting period of at least twelve (12) months; provided, however, that the Compensation and Benefits Committee may waive any continuing employment requirement in the case of a participant’s death, disability, retirement or change-in-control. Notwithstanding the foregoing, equity awards may be issued up to 390,000 shares without complying with these vesting limitations. In addition, these vesting limitations are not applicable to any awards granted to new hires, non-employee directors or participants receiving Awards granted in substitution of equity awards issued by another entity.
Eligibility for Performance-Based Compensation Exemption under Section 162(m)
Awards may, but need not, include performance criteria that are intended to satisfy the “performance-based compensation” exemption under Section 162(m) of the Code. Performance-based awards that are payable in equity or cash may be granted under the 2015 Plan as “performance-based compensation” subject to the individual maximum limits described above. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be based on stock price appreciation (in the case of stock options or stock appreciation rights) or on one or more of the following performance measures (in the case of Full Value Awards), each of which may be adjusted as provided in the 2015 Plan: (i)  net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth; (v) gross profit or gross profit growth; (vi) net profit or net profit growth; (vii) net interest margin; (viii) operating profit or net operating profit (before or after taxes), economic profit, profit margins or other corporate profit measures; (ix) return measures (including, but not limited to, dividends, return on investment, assets, capital, employed capital, invested capital, equity or sales); (x) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on capital), which may but are not required to be measured on a per-share basis; (xi) earnings before or after taxes, interest, depreciation and/or amortization (including EBIT and EBITDA); (xii) share price (including, but not limited to, growth measures or total stockholder return); (xiii) expense targets, cost reduction goals or general and administrative expense savings; (xiv) gross or net operating margins; (xv) productivity ratios; (xvi) operating efficiency; (xvii) measures of economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital) or other “value creation” metrics; (xviii) asset quality; (xix) inventory control; (xx) enterprise value; (xxi) sales, net sales or net sales growth; (xxii) stockholder return; (xxiii) client retention; (xxiv) employee retention; (xxv) competitive market metrics; (xxvi) objective measures of personal targets, goals or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or expansions of specific business operations or meeting divisional or project budgets); (xxvii) objective measures of customer satisfaction; (xxviii) working capital targets (including but not limited to any subcomponents of working capital such as inventory, accounts receivable, accounts payable, accrued liabilities and/or customer deposits); (xxix) asset growth; (xxx) dividend yield; (xxxi) system-wide revenues; (xxxii) comparisons of continuing operations to other operations; (xxxiii) market share; (xxxiv) cost of capital, debt leverage, year-end cash position or book value; (xxxv) strategic objectives; and (xxxvi) any combination of the foregoing.
These performance measures may be applied individually, alternatively, or in any combination, either to the Company as a whole or to one or more of its subsidiaries, divisions or operating units or groups, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results, or to a designated comparison group, in each case as specified in writing by the Compensation and Benefits Committee.
The Compensation and Benefits Committee is authorized, in its sole discretion, to provide for automatic adjustments (in measures of achievement, amounts payable, or other award terms) to reflect objectively determinable events when granting awards that are intended to qualify as “performance-based compensation” under Section 162(m). Examples of these events include: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) events of an “unusual nature” or of a type that indicates “infrequency of occurrence”, both as described in Accounting Standards Codification (“ASC”) 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year.

Administration
The Compensation and Benefits Committee administers the 2015 Plan, and has broad authority to do all things necessary or desirable, in its sole discretion, in connection with plan administration. The Compensation and Benefits Committee will (i) select who will receive equity awards; (ii) determine the number of shares covered thereby; and (iii), subject to the terms and limitations expressly set forth in the 2015 Plan, establish the terms, conditions and other provisions of the equity awards. The Compensation and Benefits Committee may interpret the 2015 Plan and (i) establish, amend and rescind any rules related to the 2015 Plan and (ii) make remedial changes to the terms of an outstanding equity award to comply with applicable laws, regulations and listing requirements and to avoid unintended consequences resulting from unexpected events. The Compensation and Benefits Committee has the discretion to permit the automatic exercise of vested in-the-money stock options and stock appreciation rights on such terms as it deems appropriate, and may delegate this authority to the Company’s management. The Compensation and Benefits Committee is also authorized to impose minimum amounts for partial exercises, to determine the fair market value of Company stock from alternative valuation methods recognized by IRS regulations issued under Section 409A of the Code and to establish special rules in order to comply with non-U.S. legal and tax law requirements with respect to grants of equity awards outside the United States.
Amendments Requiring Stockholder Approval
The Board may terminate, amend or suspend the 2015 Plan, provided that no action is taken by the Board (except those described in “Adjustments”) without stockholder approval to:

•	increase the number of shares that may be issued under the 2015 Plan;

•	reprice, repurchase or exchange underwater stock options or stock appreciation rights;

•	amend the maximum number of shares that may be granted to a participant within a single calendar year;

•	extend the term of the 2015 Plan beyond ten years;

•	expand the class of persons eligible to participate in the 2015 Plan; or

•
otherwise implement any amendment required to be approved by stockholders to comply with applicable tax or regulatory requirements (including rules or requirements of any securities exchange on which the Company shares are listed).

Full Value Awards that vest based solely on a participant’s continued period of service with the Company are not intended to qualify as “performance-based compensation” for purposes of Section 162(m).
Adjustments
In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of common stock, or any similar equity restructuring transaction (as the term is used in ASC 718) affecting common stock, the Compensation and Benefits Committee will equitably adjust (i) the number and kind of shares available for grant under the 2015 Plan, (ii) the number and kind of shares subject to the award limitations set forth in the 2015 Plan and subject to outstanding awards under the 2015 Plan; and (iii) the exercise price of outstanding stock options and other awards.
The impact of a merger, consolidation, reorganization or other similar corporate transaction or event (including, without limitation, a change-in-control) on outstanding stock options, stock appreciation rights and Full Value Awards granted under the 2015 Plan shall be determined in the Compensation and Benefits Committee’s sole discretion. Permitted adjustments include assumption of outstanding equity awards, accelerated vesting or accelerated expiration of outstanding equity awards, or settlement of outstanding awards in cash.
U.S. Tax Consequences under the 2015 Plan
The material federal income tax consequences of the issuance and exercise of awards under the 2015 Plan, based on the current provisions of the United States Internal Revenue Code and regulations, are as follows.
Stock Options
A participant will realize no taxable income, and the Company will not be entitled to any related deduction, at the time a stock option that does not qualify as an “incentive stock option” under the Code is granted under the 2015 Plan. At the time of exercise of such a non-qualified stock option, the participant will realize ordinary income, and the Company will be entitled to a deduction equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. Upon disposition of the shares, any additional gain or loss realized by the participant will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

For stock options that qualify for treatment as “incentive stock options” under the Code, the participant will realize no taxable income, and the Company will not be entitled to any related deduction, at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by the participant will be a long-term capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by the participant after the expiration of the statutory holding periods. Except in the event of death, if shares acquired by the participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods, such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise of the option. The Company will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option.
Stock Appreciation Rights; Performance Compensation Awards
In general, (i) the participant will not realize income upon the grant of a stock appreciation right or performance compensation award; (ii) the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction, in the year cash or shares of common stock are delivered to the participant upon exercise of a stock appreciation right or in payment of the performance compensation award; and (iii) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance compensation award are the same as described below with respect to a disposition of unrestricted shares.
Restricted and Unrestricted Stock; Restricted Stock Units
Unless the participant files an election to be taxed under Section 83(b) of the Code: (i) the participant will not realize income upon the grant of restricted stock; (ii) the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), for grants of restricted stock subject only to time-based vesting and not including any performance conditions, when the restrictions have been removed or expire and (iii) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the participant files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions. The participant will not realize income upon the grant of restricted stock units, but will realize ordinary income, and the Company will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), for grants of restricted stock units subject only to time-based vesting and not including any performance conditions, when the restricted stock units have vested and been settled in cash and/or shares of common stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance.
When the participant disposes of restricted or unrestricted stock, the difference between the amounts received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.
Section 409A
Section 409A of the Code provides additional tax rules governing non-qualified deferred compensation. Generally, Section 409A will not apply to awards granted under the 2015 Plan, but may apply in some cases to restricted stock units, share-denominated performance compensation awards and other Full Value Awards. For such awards subject to Section 409A, certain of our officers may experience a delay of up to six months in the settlement of the awards in shares of Company stock.

Withholding
The 2015 Plan permits the Company to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of cash, the Compensation and Benefits Committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.
Section 162(m)
As described above, the Compensation and Benefits Committee may structure cash and/or equity awards under the 2015 Plan to qualify as “performance-based compensation” under Section 162(m) of the Code. Qualifying an award as “performance-based compensation” requires meeting several requirements, including but not limited to the award being granted by a committee consisting solely of two or more outside directors (as defined under Section 162(m) regulations) and not exceeding the 2015 Plan’s applicable individual limits as noted above. For awards other than stock options and stock appreciation rights to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the 2015 Plan. The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, and may apply with retroactive effect. There can be no assurance that any form of compensation awarded or paid under the 2015 Plan will be deductible under all circumstances.
THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2015 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND IT DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR DISABILITY OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.
New Plan Benefits under the 2015 Plan
The benefits that will be awarded or paid in the future under the 2015 Plan cannot currently be determined. Awards granted under the 2015 Plan after the date of our 2015 Annual Meeting are within the discretion of the Compensation and Benefits Committee, subject to limits on the maximum amounts that may be awarded to any individual. As of March 2, 2015, the closing price of a share of our stock was $16.82.
Planned Equity Awards under the 2010 Plan
At December 31, 2014, 1,897,839 shares were available for future issuance under the 2010 Plan. It is anticipated that the Compensation and Benefits Committee will make additional grants under the 2010 Plan. As of the date of this proxy statement, the Compensation and Benefits Committee has not determined the size of these grants for individual participants.
Vote Required
Approval of the 2015 Plan requires the affirmative vote of a majority of the shares of our common stock cast in person or by proxy. Abstentions will be counted as shares voted on this proposal and will have the effect of a vote “against” the proposal.
Recommendation
The Board recommends that the stockholders vote “FOR” the approval of the adoption of the Federal Signal Corporation 2015 Executive Incentive Compensation Plan.

PROPOSAL 4
RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015
The Audit Committee selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015. A resolution will be presented at the Annual Meeting to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015.
The Audit Committee is responsible for appointing, retaining and overseeing the work of our independent registered public accounting firm. The Board considers the selection to be an important matter of stockholder concern and is submitting the selection for ratification by stockholders as a matter of good corporate practice.
Deloitte & Touche LLP served as our independent registered public accounting firm for fiscal year 2014. A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires. The representative will also respond to any questions you may have.
The affirmative vote of a majority of the shares of our common stock cast in person or by proxy is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015. If a majority of our shares does not ratify the selection of Deloitte & Touche LLP, the Audit Committee will consider the result a recommendation to consider the selection of a different firm.
The Board recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
To our knowledge, based solely upon our review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, we believe that all of our directors, officers and beneficial owners of more than ten percent (10%) of our common stock filed all such reports on a timely basis during 2014.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2014 with respect to the shares of common stock that may be issued under our existing equity compensation plans.

Equity Compensation Plans Approved by Stockholders (1)	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
1996 Stock Benefit Plan (2)	41,900	$15.91	—
2005 Executive Incentive Compensation Plan (2010 Restatement) (3)	1,900,426	$9.13	1,897,839
Total	1,942,326	$9.28	1,897,839

(1)	All of our equity compensation plans have been approved by our stockholders.

(2)	No additional awards were available for grant under this plan after April 17, 2006.

(3)	“Full value” awards, which include restricted stock awards and performance share units, count as 1.51 shares against the remaining available shares for future issuance under this plan.
FUTURE STOCKHOLDER PROPOSALS
Stockholders may submit proposals appropriate for stockholder action at the Company’s Annual Meeting consistent with the regulations of the SEC and the Company’s By-Laws. For the proposal to be considered for inclusion in the proxy statement for the 2016 Annual Meeting of Stockholders, the proposal must be received on or before November 19, 2015.
Stockholder proposals not intended to be included in the Company’s proxy statement may be brought before an Annual Meeting in accordance with the advance notice procedures detailed in our By-Laws. For the 2016 Annual Meeting, we must receive information relating to such other business by January 29, 2016, but not before December 30, 2015, which is not less than 90 days or more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. Stockholder proposals must also be in proper written form and meet the detailed disclosure requirements as described in our By-Laws. If you would like to receive a copy of the provisions of our By-Laws setting forth all of the requirements, you should write to our executive offices at 1415 West 22nd Street, Suite 1100, Oak Brook, IL 60523, Attn: Corporate Secretary. Any proposals we do not receive in accordance with these standards will not be voted on at the 2016 Annual Meeting. A stockholder may nominate candidates for election as directors at stockholder meetings by following the procedures set forth in this proxy statement under the heading “Committees of the Board — Nominating and Governance Committee.”
OTHER BUSINESS
As of the date hereof, the foregoing is the only business which our Board and management intend to present, or are aware that others will present, at the Annual Meeting. If any other proper business should be presented at the meeting, the proxy cards will be voted in respect thereof in accordance with the discretion and judgment of the person(s) voting such proxy cards.

By order of the Board of Directors,

JENNIFER L. SHERMAN, Corporate Secretary
March 18, 2015

APPENDIX A

SEC REGULATION G NON-GAAP RECONCILIATION

The Company’s Proxy Statement includes reference to certain financial measures which are not in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.
A reconciliation of non-GAAP adjusted net income and earnings per share from continuing operations (“EPS”) to GAAP income from continuing operations and diluted EPS from continuing operations in each of the two years in the period ended December 31, 2014 is included below:

	For the Years Ended December 31,
(in millions)	2014	2013
Income from continuing operations	$63.0	$160.2
Add (less):
Income tax expense (benefit)	24.3	(107.2)
Income before income taxes	87.3	53.0
Add:
Debt settlement charges	—	8.7
Restructuring	—	0.7
Adjusted income before income taxes	$87.3	$62.4
Adjusted income tax expense (1)(2)	(28.2)	(20.1)
Adjusted net income from continuing operations	$59.1	$42.3

	For the Years Ended December 31,
(dollars per diluted share)	2014	2013
EPS, as reported	$0.99	$2.53
Add (less):
Income tax expense (benefit)	0.38	(1.69)
Income before income taxes	1.37	0.84
Add:
Debt settlement charges	—	0.14
Restructuring	—	0.01
Adjusted income before income taxes	$1.37	$0.99
Adjusted income tax expense (1)(2)	(0.44)	(0.32)
Adjusted EPS	$0.93	$0.67

(1)
Adjusted income tax expense for the year ended December 31, 2014 excludes the benefit of two special tax items: $3.5 million for the release of valuation allowance against foreign deferred tax assets and $0.4 million associated with a change in the Spanish income tax rate.

(2)
Adjusted income tax expense for the year ended December 31, 2013 was computed by applying the Company’s normalized effective tax rate of approximately 32% for 2013, excluding the impacts of valuation allowance release, tax planning strategies and other special tax items during the year ended December 31, 2013.

A - 1

The Company’s Proxy Statement includes reference to a total debt to adjusted EBITDA ratio. Adjusted EBITDA is a non-GAAP measure. A reconciliation of adjusted EBITDA to GAAP income from continuing operations in each of the two years in the period ended December 31, 2014 is included below:

	Trailing Twelve Months Ending December 31,
($ in millions)	2014	2013
Total debt	$50.2	$92.1

Income from continuing operations	63.0	160.2
Add:
Interest expense	3.8	8.8
Debt settlement charges	—	8.7
Other expense	1.5	0.1
Income tax expense (benefit)	24.3	(107.2)
Depreciation and amortization	15.0	14.2
Adjusted EBITDA	$107.6	$84.8

Total debt to adjusted EBITDA ratio	0.5	1.1

A - 2

APPENDIX B

FEDERAL SIGNAL CORPORATION
2015 EXECUTIVE INCENTIVE COMPENSATION PLAN

1.Purpose. The purpose of the Federal Signal Corporation 2015 Executive Incentive Compensation Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby current and prospective directors, officers, employees, consultants, and advisors of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Stock, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s stockholders.
2.Definitions. The following definitions shall be applicable throughout the Plan:
(a)“Affiliate” means with respect to any Person, any other Person (other than an individual) that controls, is controlled by, or is under common control with such Person. The term “control,” as used in this Plan, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing.
(b)“Award” means, individually or collectively, any Incentive Stock Option, Non-Qualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Shares, Stock Bonus Award, Dividend Equivalent, and Performance Compensation Award granted under the Plan.
(c)“Award Agreement” means any agreement or other instrument (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) setting forth the terms of an Award that has been duly authorized and approved by the Committee.
(d)“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
(e)“Board” means the Board of Directors of the Company.
(f)“Change-in-Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)Any Person (other than the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities;
(ii)During any period of not more than twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
(iii)The consummation of a merger or consolidation of the Company with any other corporation, other than: (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities; or
(iv)The sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction or series of transactions having a similar effect).

In addition, if a Change-in-Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Section 409A of the Code. The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change-in-Control has occurred pursuant to the above definition, and the date of the occurrence of such Change-in-Control and any incidental matters relating thereto.
(g)“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(h)“Committee” means the Compensation and Benefits Committee of the Board or subcommittee thereof as may be appointed pursuant to Section 4(a), or such other committee of the Board consisting of at least two people as the Board may appoint to administer the Plan, or, if no such committee has been appointed by the Board, the Board.
(i)“Common Stock” means the common stock, par value $1.00 per share, of the Company.
(j)“Company” means Federal Signal Corporation, a Delaware corporation, and any successor thereto.
(k)“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(l)“Disability” means, with respect to any Participant, the meaning ascribed to such term in a long-term disability plan applicable to such participant except as otherwise provided in an individual Award Agreement. Any determination of whether Disability exists shall be made by the Committee in its sole discretion.
(m)“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 11(b) of the Plan.
(n)“Effective Date” means the date on which the Plan is first approved by the stockholders of the Company.
(o)“Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Treasury Regulation Section 1.162(m)-27.
(p)“Eligible Person” means any (i) individual employed by the Company or any of its Affiliates; (ii) director of the Company or any of its Affiliates; (iii) consultant or advisor to the Company or any of its Affiliates who may be offered securities registrable on Form S-8 under the Securities Act or pursuant to Rule 701 of the Securities Act, or any other available exemption, as applicable; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once such person begins employment with or providing services to the Company or its Affiliates).
(q)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(r)“Exercise Price” has the meaning given such term in Section 7(b) of the Plan.
(s)“Fair Market Value” means, as of any date, the value of a share of Common Stock as determined by the Committee, in its discretion, subject to the following:
(i)If, on such date, Common Stock is listed on one or more established U.S. national or regional securities exchanges, the Fair Market Value of a share shall be the closing price of a share of Common Stock as quoted on such exchange constituting the primary market for the shares, as reported in a source as the Company deems reliable (or, if no such closing price is reported, the closing price on the last preceding date on which such price of Common Stock is so reported).
(ii)Notwithstanding clause (i) above, the Committee may, in its discretion, determine the Fair Market Value of a share of Common Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Common Stock on such date or the preceding trading day, the actual sale price of a Share, any other reasonable basis using actual transactions involving shares of Common Stock as reported on an established U.S. national or regional securities exchange, or on any other basis consistent with the requirements of Section 409A of the Code.
(iii)The Committee may vary its method of determining Fair Market Value as provided in this Section for purposes of different provisions under the Plan. The Committee may delegate its authority to establish Fair Market Value for purposes of determining whether sufficient consideration has been paid to exercise Options or SARs or for purposes of any other transactions involving outstanding Awards.
(t)“Immediate Family Members” shall have the meaning set forth in Section 16(b) of the Plan.
(u)“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(v)“Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.
(w)“Negative Discretion” shall mean the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Compensation Award consistent with Section 162(m) of the Code.
(x)“Non-Qualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.
(y)“Option” means an Award granted under Section 7 of the Plan.
(z)“Option Period” has the meaning given such term in Section 7(c) of the Plan.
(aa)“Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.
(ab)“Performance Compensation Award” shall mean any Award designated by the Committee in writing as a Performance Compensation Award pursuant to Section 12 of the Plan.
(ac)“Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.
(ad)“Performance Formula” shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
(ae)“Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.
(af)“Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.
(ag)“Performance Shares” shall mean an Award denominated in either Shares or share units as described in Section 10 below.
(ah)“Permitted Transferee” shall have the meaning set forth in Section 16(b) of the Plan.
(ai)“Person” means a “person” as such term is used for purposes of 13(d) or 14(d) of the Exchange Act, or any successor section thereto.
(aj)“Plan” means the Federal Signal Corporation 2015 Executive Incentive Compensation Plan.
(ak)“Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions based on continued employment with the Company, its Affiliates, or both.
(al)“Restricted Stock” means Common Stock, subject to certain specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.

(am)“Restricted Stock Unit” means an unfunded and unsecured promise to deliver shares of Common Stock, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(an)“SAR Period” has the meaning given such term in Section 8(b) of the Plan.
(ao)“SEC” means the Securities and Exchange Commission.
(ap)“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.
(aq)“Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(ar)“Stock Bonus Award” means an Award granted under Section 11(a) of the Plan.
(as)“Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.
(at)“Substitute Award” has the meaning given such term in Section 5(g).
3.Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4.Administration.
(a)The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) or necessary to obtain the exception for performance-based compensation under Section 162(m) of the Code with respect to a Performance Compensation Award, as applicable, it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan. The majority of the members of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by a majority of the Committee shall be deemed the acts of the Committee.
(b)Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of shares of Common Stock to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the timing, pricing, amount and other terms and conditions of any Award and any amendments thereto; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, shares of Common Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of the Company or any of its Affiliates the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons (i) who are non-employee members of the Board or otherwise are subject to Section 16 of the Exchange Act or (ii) who are, or who are reasonably expected to be, “covered employees” for purposes of Section 162(m) of the Code.
(d)Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any of its Affiliates, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.
(e)No member of the Board, the Committee, delegate of the Committee or any officer, employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud, gross negligence or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or By-Laws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or By-Laws or as a matter of law or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f)Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.Grant of Awards; Shares Subject to the Plan; Limitations.
(a)The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards, Dividend Equivalents and/or Performance Compensation Awards to one or more Eligible Persons.
(b)Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 13 of the Plan, the Committee is authorized to deliver under the Plan 7,800,000 shares of Common Stock; provided, however, no more than 7,800,000 shares of Common Stock may be issued upon the exercise of Incentive Stock Options; (ii) subject to Section 13 of the Plan, grants of Options or SARs under the Plan in respect of no more than (A) 1,000,000 shares of Common Stock may be made to any single Participant other than a non-employee director of the Company or one of its Affiliates during any calendar year and (B) 100,000 shares of Common Stock may be made to a non-employee director of the Company or one of its Affiliates during any calendar year; (iii) subject to Section 13 of the Plan, no more than 50,000 shares of Common Stock may be granted pursuant to Awards other than Options and SARs to a non-employee director of the Company or one of its Affiliates during any calendar year, (iv) subject to Section 13 of the Plan no more than 500,000 shares of Common Stock may be earned under Performance Compensation Awards granted pursuant to Section 12 of the Plan to any single Participant during a single calendar year, or in the event such Performance Compensation Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of 500,000 shares of Common Stock on the last day of the Performance Period to which such Award relates; and (v) the maximum amount that can be paid to any single Participant pursuant to a cash bonus Award described in Section 12(a) of the Plan with respect to (A) a Performance Period that is 12 months or less shall be $5,000,000 and (B) a Performance Period that is more than 12 months shall be $10,000,000. The foregoing limits set forth in Section 5(b)(iv) and (v), in each case, are subject to an annual 4% increase on each January 1st after the Effective Date. The maximum individual limits count shares on a 1-for-1 basis (and not using the 2.05 to 1 ratio that is applied under Section 5(c) below to determine the charge to the share reserve for grants of Awards under this Plan).
(c)To the extent that a share of Common Stock is granted pursuant to an Award other than an Option or Stock Appreciation Right, it shall reduce the number of shares of Common Stock available for grant by 2.05 shares of Common Stock; and, to the extent that a share of Common Stock is granted pursuant to an Option or Stock Appreciation Right, it shall reduce the number of shares of Common Stock available for grant by 1 share of Common Stock.
(d)Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares of Common Stock, or that are settled in cash in lieu of shares of Common Stock, shall be available again for grant under the Plan.
(e)Any shares of Common Stock withheld to satisfy tax withholding obligations on any type of Award, shares of Common Stock tendered to pay the Exercise Price of an Award under the Plan, shares of Common Stock withheld to pay the Exercise Price of an Award under the Plan, shares of Common Stock that are not issued upon the stock settlement of Stock Appreciation Rights and shares of Common Stock repurchased on the open market with the proceeds of an Option exercise shall not again be available for grant under the Plan.
(f)Shares of Common Stock delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.
(g)Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or its Affiliates or with which the Company or its Affiliates combines (“Substitute Awards”). Notwithstanding anything in this Section 5, to the contrary the number of shares of Common Stock underlying any Substitute Awards shall not be counted against the aggregate number of shares of Common Stock available for Awards under the Plan and the individual grant limitations. The terms of the Plan shall be applied and interpreted consistent with the intention that each Substitute Award will not be treated as the grant of a new stock right or a change in the form of payment for purposes of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) regarding substitutions and assumptions of stock rights by reason of a restructuring or other corporate transaction.
(h)Minimum Vesting Requirement. Except with respect to a maximum of 390,000 shares, as may be adjusted under Section 13, any Award that is tied to attaining any type of performance goals shall provide for performance and vesting periods of at least twelve (12) months, provided that the Committee may waive any continuing employment requirement due to death, Disability or retirement as determined by the Committee. Notwithstanding the foregoing, this limit shall not apply to: (i) any Award denominated in cash, Awards granted to Participants in connection with their initial hire with the Company and its Affiliates, Substitute Awards, Awards to Non-Employee Directors, or (ii) any adjustment of an Award in connection with a Change-in-Control under Section 14 of the Plan.
6.Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
7.Options.
(a)Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Non-Qualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company or any “parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code no later than March 9, 2025, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided, that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Non-Qualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by

Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan.
(b)Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the exercise price (“Exercise Price”) per share of Common Stock for each Option shall not be less than 100% of the Fair Market Value of such share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any “parent corporation” or “subsidiary corporation” thereof within the meaning of Section 424(e) and 424(f), respectively, of the Code, the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant; and provided, further, that a Non-Qualified Stock Option may be granted with an Exercise Price lower than that set forth herein if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) and Section 409A of the Code.
(c)Vesting and Expiration. Subject to Section 5(h), options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition; provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of the Company or any of its Affiliates; provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option.
(d)Method of Exercise and Form of Payment. No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); or (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price, (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price, or (C) by a “net exercise” method whereby the Company withholds from the delivery of the shares of Common Stock for which the Option was exercised that number of shares of Common Stock having a Fair Market Value equal to the aggregate Exercise Price for the shares of Common Stock for which the Option was exercised. Any fractional shares of Common Stock shall be settled in cash. Notwithstanding the foregoing, the Committee may, in its sole discretion, implement a provision with respect to Options providing that if, on the last day of an Option Period, the Participant has not then exercised such Option and such Option meets certain criteria as may be established by the Committee, such Option shall be deemed to have been exercised by the Participant on the last day of the Option Period by virtue of a net exercise and the Company shall make the appropriate payment to such Participant after applying minimum required tax withholding.
(e)Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he or she makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Stock before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option.
(f)Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the SEC or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8.Stock Appreciation Rights.
(a)Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement. Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)Vesting and Expiration. Subject to Section 5(h), a SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR.
(c)Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, the Committee may, in its sole discretion, implement a provision with respect to SARs providing that if, on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment to such Participant after applying minimum required tax withholding.
(d)Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one share of Common Stock on the exercise date over the Strike Price, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in shares of Common Stock valued at Fair Market Value, or any combination thereof, as determined by the Committee at the Date of Grant. Any fractional shares of Common Stock shall be settled in cash.
9.Restricted Stock and Restricted Stock Units.
(a)Generally. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b)Book Entry and Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause a stock certificate registered in the name of the Participant to be issued, or shall cause share(s) of Common Stock to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions, and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company.
(c)Vesting. Subject to Section 5(h), the Restricted Period shall lapse in such manner and on such date or dates determined by the Committee; provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock or Restricted Stock Units.

(d)Delivery of Restricted Stock and Settlement of Restricted Stock Units.
(i)Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).
(ii)Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one share of Common Stock for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, allow Participants to elect to defer the delivery of Common Stock beyond the expiration of the Restricted Period in compliance with Section 409A of the Code.
(e)Legends on Restricted Stock. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:
TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE FEDERAL SIGNAL CORPORATION 2015 EXECUTIVE INCENTIVE COMPENSATION PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, BETWEEN FEDERAL SIGNAL CORPORATION AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF FEDERAL SIGNAL CORPORATION.
10.Performance Share Awards. Each Performance Share granted under the Plan shall be evidenced by an Award Agreement. Each such Award shall be subject to the conditions set forth in this Section 10, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Subject to Section 5(h), the Committee shall determine whether and to whom Performance Shares shall be granted and such terms, limitations and conditions as it deems appropriate in its sole discretion. A Performance Share Award shall specify the number of Shares or share units to which it pertains. The Committee shall select the performance goals to be achieved by a Participant, the formula for determining the amount of any payment to be made if the performance goals are achieved, the period of time over which attainment of the performance goals will be measured to determine the amount payable under a Performance Share Award and whether such Award will include Dividend Equivalents. The Award Agreement shall specify the time and manner of payment of Performance Share Awards that shall have been earned. Notwithstanding anything to the contrary in this Section 10, Performance Shares granted to the Company’s executive officers that are designated as Performance Compensation Awards shall only be granted, administered and paid in compliance with all the requirements for Performance Compensation Awards set forth in Section 12 below.
11.Stock Bonus Awards; Dividend Equivalents.
(a)Stock Bonus Awards. The Committee may issue unrestricted Common Stock, or other Awards denominated in Common Stock, under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award Agreement. Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.
(b)Dividend Equivalents. Dividend Equivalents may be granted by the Committee based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Participant and the date such Award vests, is exercised, is distributed or expires, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Committee. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests. No Dividend Equivalent shall be payable with respect to any Award unless specified by the Committee in the Award Agreement. Notwithstanding anything to the contrary in this Section 11(b), Dividend Equivalents may not be granted with respect to the shares of Common Stock subject to Options or SARs.
12.Performance Compensation Awards.
(a)Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 11 of the Plan, to designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee shall also have the authority to make an award of a cash incentive or bonus Award to any Participant and designate such Award as a Performance Compensation Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary in the Plan, the Committee shall have no obligation to grant any Award, whether settled in Common Stock or cash, in the form of “performance-based compensation” under Section 162(m) of the Code. For avoidance of doubt, the Committee may grant in its sole discretion an Award based on one or more of the Performance Criteria set forth in Section 12(c) below and not designate it to be a Performance Compensation Award, and any such Award shall not be subject to the terms, conditions and restrictions set forth in this Section 12. An Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code may only be granted by the Committee (or a subcommittee thereof) to the extent that the members of the Committee or subcommittee approving any such Award is comprised entirely of “outside directors” within the meaning of Section 162(m) of the Code.
(b)Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, if any, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the Performance Formula. Within the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Compensation Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.
(c)Performance Criteria. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (and/or one or more of its Affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments or any combination of the foregoing) and may include any of the following: (i)  net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth; (v) gross profit or gross profit growth; (vi) net profit or net profit growth; (vii) net interest margin; (viii) operating profit or net operating profit (before or after taxes), economic profit, profit margins or other corporate profit measures; (ix) return measures (including, but not limited to, dividends, return on investment, assets, capital, employed capital, invested capital, equity or sales); (x) cash flow measures (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on capital), which may but are not required to be measured on a per-share basis; (xi) earnings before or after taxes, interest, depreciation and/or amortization (including EBIT and EBITDA); (xii) share price (including, but not limited to, growth measures or total stockholder return); (xiii) expense targets, cost reduction goals or general and administrative expense savings; (xiv) gross or net operating margins; (xv) productivity ratios; (xvi) operating efficiency; (xvii) measures of economic value added or EVA (net operating profit after tax minus the sum of capital multiplied by the cost of capital) or other “value creation” metrics; (xviii) asset quality; (xix) inventory control; (xx) enterprise value; (xxi) sales, net sales or net sales growth; (xxii) stockholder return; (xxiii) client retention; (xxiv) employee retention; (xxv) competitive market metrics; (xxvi) objective measures of personal targets, goals or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or expansions of specific business operations or meeting divisional or project budgets); (xxvii) objective measures of customer satisfaction; (xxviii) working capital targets (including but not limited to any subcomponents of working capital such as inventory, accounts receivable, accounts payable, accrued liabilities and/or customer deposits); (xxix) asset growth; (xxx) dividend yield; (xxxi) system-wide revenues; (xxxii) comparisons of continuing operations to other operations; (xxxiii) market share; (xxxiv) cost of capital, debt leverage, year-end cash position or book value; (xxxv) strategic objectives; and (xxxvi) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or a percentage of a prior period’s Performance Criteria, or used on an absolute, relative or adjusted basis to measure the performance of the Company and/or one or more of its Affiliates as a whole or any divisions or operational and/or business units, product lines, brands, business segments, administrative departments of the Company and/or one or more of its Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. To the extent required under Section 162(m) of the Code, the Committee shall, within the first ninety (90) days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period and thereafter promptly communicate such Performance Criteria to the Participant.
(d)Permitted Changes to Performance Criteria; Automatic Adjustments When Setting Performance Goal(s). In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Criteria for Performance Compensation Awards without obtaining stockholder approval of such alterations, the Committee shall have sole discretion to make such alterations without obtaining stockholder approval. In connection with establishing Performance Compensation Awards, the Committee is authorized, in its sole discretion, to provide for automatic adjustments (in measures of achievement, amounts payable, or other award terms) to reflect objectively determinable events (including but not limited to (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) events of an “unusual nature” or of a type that indicates “infrequency of occurrence,” both as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year) that may affect Performance Criteria, any such adjustment to be established and administered in a manner consistent with the Section 162(m) requirements for the performance-based compensation exemption.
(e)Payment of Performance Compensation Awards.
(i)Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or its Affiliates on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
(ii)Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.
(iii)Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period with respect to a Performance Compensation Award have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period and, in so doing, may apply Negative Discretion to the extent provided in Section 12(e)(iv) below.
(iv)Use of Negative Discretion. In determining the actual amount of an individual Participant’s Performance Compensation Award for a Performance Period that is payable in cash, the Committee may reduce or eliminate the amount of the Performance Compensation Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion, except as is otherwise provided in the Plan, to (A) grant or provide payment in respect of Performance Compensation Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained; or (B) increase a Performance Compensation Award above the applicable limitations set forth in Section 5 of the Plan. Negative Discretion shall not be used with respect to a Performance Compensation Award that is settled in Shares of Common Stock.

13.Changes in Capital Structure and Similar Events. In the event of (a) any stock dividend, extraordinary cash dividend or other distribution (whether in the form of securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change-in-Control) that affects the shares of Common Stock, or (b) unusual or nonrecurring events (including, without limitation, a Change-in-Control) affecting the Company, any of its Affiliates, or the financial statements of the Company or any of its Affiliates, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:
(a)adjusting any or all of (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);
(b)subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code and the regulations thereunder, providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event; and
(c)subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code and the regulations thereunder, cancelling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of any outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or, in the case of any outstanding Restricted Stock, Restricted Stock Unit, Stock Bonus Award, or other Award denominated in Common Stock, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Award or the underlying shares of Common Stock subject thereto.
For the avoidance of doubt, in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards Codification Topic 718, Stock Compensation), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section 13 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 13 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act, to the extent applicable. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
14.Effect of Change-in-Control. Except to the extent otherwise provided in an Award Agreement, in the event of a Change-in-Control, notwithstanding any provision of the Plan to the contrary, the Committee may provide that, with respect to all or any portion of a particular outstanding Award or Awards:
(a)the then outstanding Options and SARs shall become immediately exercisable as of a time prior to the Change-in-Control;
(b)the Restricted Period shall expire as of a time prior to the Change-in-Control (including without limitation a waiver of any applicable Performance Goals);

(c)Performance Periods in effect on the date the Change-in-Control occurs shall end on such date, and (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (ii) cause the Participant to receive partial or full payment of Awards for each such Performance Period based upon the Committee’s determination of the degree of attainment of the Performance Goals, or by assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Committee; and/or
(d)cause Awards previously deferred to be settled in full as soon as practicable.
To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) through (d) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change-in-Control transactions with respect to the Common Stock subject to their Awards.
15.Amendments and Termination.
(a)Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that (i) no amendment to Section 4(e) shall apply with respect to any action taken or omitted by an Indemnifiable Person under the Plan or any Award Agreement prior to such amendment; (ii) no amendment to Section 12(c) or Section 15(b) (to the extent required by the proviso in such Section 15(b)) shall be made without stockholder approval and (iii) no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the shares of Common Stock may be listed or quoted or to prevent the Company from being denied a tax deduction under Section 162(m) of the Code); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the written consent of the affected Participant, holder or beneficiary, except where necessary for legal compliance.
(b)Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the written consent of the affected Participant (except where necessary for legal compliance); provided, further, that without stockholder approval, except as otherwise permitted under Section 13 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR in order to replace it with a new Option, SAR or other Award, (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, and (iv) the Committee may not cancel any Option or SAR with an Exercise Price or Strike Price, as the case may be, above the then current Fair Market Value of a Share in exchange for cash or other property.
(c)Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant’s employment or service (other than upon the Participant’s death or disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, or any other requirements of applicable law, then the Committee shall have the discretion to extend the term until the earlier of (i) the expiration of the term as provided in Section 7(c) or (ii) the expiration of a period of 30 days after the termination of the Participant’s employment or service during which the exercise of the Option would not be in violation of such registration requirements or other applicable requirements.
(d)Restriction on Grant of Awards. No Awards may be granted during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth anniversary of the Effective Date.
16.General.
(a)Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, Disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee. The terms of any Award issued hereunder shall be binding upon the executors, administrators, beneficiaries, successors and assigns of the Participant.
(b)Nontransferability.
(i)Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; or (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award Agreement (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the shares of Common Stock to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the satisfaction of any applicable vesting conditions and consequences of the termination of the Participant’s employment by, or services to, the Company or one of its Affiliates under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option or SAR shall be exercisable by the Permitted Transferee only if such Option or SAR has vested due to the Participant’s satisfaction of the applicable vesting criteria and only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.
(c)Tax Withholding.
(i)A Participant shall be required to pay to the Company or any of its Affiliates, and the Company or any of its Affiliates shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.
(ii)Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such withholding liability (but no more than the minimum required statutory withholding liability).

(d)No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or any of its Affiliates, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any of its Affiliates, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(e)International Participants. The Committee may grant Awards to individuals who are eligible to participate in the Plan who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such sub-plans or procedures as may be necessary or advisable to comply with such legal or regulatory provisions. The Committee may also in its sole discretion amend or modify the terms of the Plan or outstanding Awards with respect to such individuals in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates; provided, however, that any such amendment or modification with respect to an Award that is intended to be a Performance Compensation Award shall be made in a manner consistent with the requirements of Section 162(m) of the Code.
(f)Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
(g)Termination of Employment/Service.  Unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with any of its Affiliates (or vice-versa) shall be considered a termination of employment or service with the Company or such Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company and its Affiliates. For the avoidance of doubt, a Participant shall only be considered to be continuing to provide services to the Company for purposes of Section 16(g)(ii) if the individual has entered into a written contract with the Company or its Affiliates that has been approved by the Committee and an individual shall not be considered to be continuing provide services to the Company or its Affiliates due solely to complying with covenants under an employment agreement, separation agreement or similar arrangement to cooperate with the Company or its Affiliates regarding discrete matters after termination of employment as may be requested from time to time. The rules set forth in this Section 16(g) only apply to Awards granted under the Plan, and not to any other compensation plan, program or arrangement sponsored or maintained by the Company or any of its Affiliates.
(h)No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of shares of Common Stock that are subject to Awards hereunder until such shares have been issued or delivered to that person or registered in the name of that person in book-entry form.

(i)Government and Other Regulations. The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the SEC or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for shares of Common Stock or other securities of the Company or any of its Affiliates delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the SEC, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(j)Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(k)Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
(l)No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any of its Affiliates, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(m)Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.
(n)Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(o)Governing Law. Except to the extent that provisions of the Plan are governed by applicable provisions of the Code, the Exchange Act or other substantive provisions of federal law, the Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

(p)Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(q)Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(r)Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of shares of Common Stock under an Award, that the Participant execute lock-up, stockholder or other agreements, as it may determine in its sole and absolute discretion.
(s)Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive shares of Common Stock under any Award made under the Plan.
(t)Non-Qualified Deferred Compensation.
(i)To the extent applicable and notwithstanding any other provision of this Plan, this Plan and Awards hereunder shall be administered, operated and interpreted in accordance with Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code prior to the payment and/or delivery to such Participant of such amount, the Company may (i) adopt such amendments to the Plan and related Award Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (ii) take such other actions as the Committee determines necessary or appropriate to comply with the requirements of Section 409A of the Code. No action shall be taken under this Plan which shall cause an Award to fail to comply with Section 409A of the Code, to the extent applicable to such Award. However, in no event shall any member of the Board, the Company or any of its Affiliates (including their respective employees, officers, directors or agents) have any liability to any Participant (or any other person) with respect to this Section 16(t).
(ii)With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan are designated as separate payments.
(iii)Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum, without interest, on the earliest date permitted under Section 409A of the Code that is also a business day.
(u)Hedging Provisions. A Participant shall not, directly or indirectly, offer, sell, transfer, pledge, contract to sell (including any short sale), grant any option to purchase, or otherwise dispose of, or enter into any hedging or similar transaction with the same economic effect as a sale relating to, any shares of the Common Stock acquired by the Participant pursuant to an Award or any other securities of the Company held by the Participant to the extent set forth in any hedging policy and/or the applicable Award Agreements.
(v)Clawback Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such clawback policy and/or in the applicable Award Agreement.
(w)No Liability with Respect to Any Corporate Action. Subject to Section 16(t), nothing contained in the Plan or in any Award Agreement will be construed to prevent the Company or any of its Affiliates from taking any corporate action which is deemed by the Company or any of its Affiliates to be appropriate or in its best interest, and no Participant or beneficiary of a Participant will have any claim against the Company or any of its Affiliates as a result of any such corporate action.
(x)Affiliate Employees. In the case of a grant of an Award to a Participant providing services to any Affiliate of the Company, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to such Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer the shares of Common Stock to such Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled shall revert to the Company.
(y)Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
* * *
As adopted and approved by the Board of Directors on March 9, 2015, and the Company’s stockholders on [_____], 2015.

FEDERAL SIGNAL CORPORATION ATTN: JENNIFER SHERMAN 1415 W. 22ND STREET, STE. 1100 OAK BROOK, IL 60523-2004
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 P.M. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY PHONE — 1-800-690-6903

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FEDERAL SIGNAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Eight Directors	☐	☐	☐
Nominees:
	01) James E. Goodwin	06) William F. Owens
	02) Paul W. Jones	07) Brenda L. Reichelderfer
	03) Bonnie C. Lind	08) John L. Workman
04) Dennis J. Martin
05) Richard R. Mudge

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2.	Approve, on an advisory basis, our named executive officer compensation.					☐	☐	☐
3.	Approve the Federal Signal Corporation 2015 Executive Incentive Compensation Plan.					☐	☐	☐
4.	Ratify the appointment of Deloitte & Touche LLP as Federal Signal Corporation’s independent registered public accounting firm for fiscal year 2015.					☐	☐	☐

NOTE: This proxy also may be voted in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

For address change and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

FEDERAL SIGNAL CORPORATION THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY

The undersigned having received the notice of the 2015 Annual Meeting of Stockholders of Federal Signal Corporation (the “Company”) and the proxy statement, appoints Jennifer L. Sherman and Lana J. Noel, and each of them acting individually, as the undersigned’s proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all of the shares of the Company’s Common Stock standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting and at any adjournment(s) or postponement(s) thereof, and the undersigned directs that this proxy be voted as specified on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made for a proposal, the proxy will be voted: (a) “FOR” all of the Company’s director nominees in Proposal 1; and (b) “FOR” Proposals 2, 3 and 4, as applicable. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock.

This proxy also covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Federal Signal 401(k) Retirement Plan (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 10:59 PM CDT on April 23, 2015, you will be treated as directing the Plan’s Trustee to vote these shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

              Address change/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side